=================================================================



                               $1,143,750,000


                    AMENDED AND RESTATED CREDIT AGREEMENT


                         Dated as of March 31, 1997


                                    Among


                 LABORATORY CORPORATION OF AMERICA HOLDINGS,
                                as Borrower,
                                -----------


                           THE BANKS NAMED HEREIN,
                                as Banks, and
                                --------


                         CREDIT SUISSE FIRST BOSTON,
                           as Administrative Agent
                           -----------------------


      =================================================================

                              TABLE OF CONTENTS


Section                                                 Page

-------                                                 ----

ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS              1

SECTION 1.01.  Certain Defined Terms                     1
SECTION 1.02.  Computation of Time Periods               32
SECTION 1.03.  Accounting Terms and Determinations       32

ARTICLE II  AMOUNTS AND TERMS OF THE ADVANCES            33

SECTION 2.01.  The Advances                              33
SECTION 2.02.  Making the Advances                       35
SECTION 2.03.  Repayment                                 40
SECTION 2.03A. Letters of Credit                         41
SECTION 2.04.  Reduction of the Commitments              52
SECTION 2.05.  Prepayments                               52
SECTION 2.06.  Interest                                  55
SECTION 2.07.  Interest Rate Determination               56
SECTION 2.08.  Fees                                      58
SECTION 2.09.  Increased Costs                           58
SECTION 2.10.  Illegality                                60
SECTION 2.11.  Payments and Computations                 61
SECTION 2.12.  Taxes                                     63
SECTION 2.13.  Sharing of Payments, Etc                  67
SECTION 2.14.  Removal of Lender                         68
SECTION 2.15.  Conversion of Advances                    69
SECTION 2.16.  Defaulting Lenders                        69

ARTICLE III  CONDITIONS OF LENDING                       73

SECTION 3.01.  Conditions Precedent to Amendment
               Effective Date and Issuance of L/Cs       73
SECTION 3.02.  Conditions Precedent to Each Borrowing
               and Each L/C Issuance                     78
SECTION 3.03.  Conditions Precedent to Each Competitive
               Bid Borrowing                             79
SECTION 3.04.  Determinations Under Section 3.01         79

ARTICLE IV  REPRESENTATIONS AND WARRANTIES               80

SECTION 4.01.  Representations and Warranties of the
               Borrower                                  80

ARTICLE V  COVENANTS OF THE BORROWER                     86

SECTION 5.01.  Affirmative Covenants                     86
     (a)  Compliance with Laws, Etc.                     86
     (b)  Compliance with Environmental Laws             86
     (c)  Maintenance of Insurance                       86
     (d)  Preservation of Corporate Existence, Etc       87
     (e)  Visitation Rights                              87
     (f)  Keeping of Books                               87
     (g)  Maintenance of Properties, Etc.                88
     (h)  Interest Rate Hedging                          88
     (i)  Leverage Ratio                                 88
     (j)  Interest Coverage Ratio                        89
     (k)  Minimum Stockholders' Equity                   90
     (l)  Reporting Requirements                         90
     (m)  Monthly Summary Financial Reports              95
     (n)  Transactions with Affiliates                   95
     (o)  Use of Proceeds                                96
     (p)  Subsidiary Guaranty                            96
SECTION 5.02.  Negative Covenants                        96
     (a)  Liens, Etc.                                    96
     (b)  Lease Obligations                              97
     (c)  Mergers, Etc.                                  98
     (d)  Sales, Etc. of Assets                          99
     (e)  Dividends, Repurchases, Etc.                   100
     (f)  Investments                                    101
     (g)  Change in Nature of Business                   102
     (h)  Acquisitions                                   102
     (i)  Accounting Changes                             103
     (j)  Debt                                           104
     (k)  HLR Stockholder Agreement Amendments           105
     (l)  Prepayments, Etc. of Debt                      106
     (m)  No Negative Pledge                             106
     (n)  Capital Expenditures                           106

ARTICLE VI  EVENTS OF DEFAULT                            107

SECTION 6.01.  Events of Default                         107
Section 6.02 Cash Collateral                             112

ARTICLE VII  THE ADMINISTRATIVE AGENT                    114

SECTION 7.01.  Authorization and Action                  114
SECTION 7.02.  Administrative Agent's Reliance, Etc.     115
SECTION 7.03.  CSFB and Affiliates                       116
SECTION 7.04.  Lender Credit Decision                    116
SECTION 7.05.  Indemnification                           116
SECTION 7.06.  Successor Administrative Agent            117

ARTICLE VIII  MISCELLANEOUS                              118

SECTION 8.01.  Amendments, Etc.                          118
SECTION 8.02.  Notices, Etc.                             119
SECTION 8.03.  No Waiver; Remedies                       120
SECTION 8.04.  Costs; Expenses                           120
SECTION 8.05.  Right of Set-off                          122
SECTION 8.06.  Binding Effect                            123
SECTION 8.07.  Assignments and Participations            123
SECTION 8.08.  Governing Law; Submission to Jurisdiction 126
SECTION 8.09.  Execution in Counterparts                 127
SECTION 8.10.  WAIVER OF JURY TRIAL                      128
SECTION 8.11.  Confidentiality                           128
SECTION 8.12.  Severability                              129
SECTION 8.13.  AMENDMENT OF NOTES                        129
SECTION 8.14.  TERMINATION OF WAIVERS                    129

Schedule I   -  List of Commitments and Applicable Lending Offices

Schedule II  -  Material Subsidiaries

Schedule III -  ERISA Matters

Schedule IV  -  Roche Holdings Share Ownership

Schedule V   -  Certain Debt

Schedule VI  -  Subordinated Debt

Exhibit A-1  -  Form of Term Note

Exhibit A-2  -  Form of Revolving Credit Note

Exhibit A-3  -  Form of Competitive Bid Note

Exhibit B    -  Form of Assignment and Acceptance

Exhibit C-1  -  Form of Notice of Committed Borrowing

Exhibit C-2  -  Form of Notice of Competitive Bid Borrowing

Exhibit C-3  -  Form of Competitive Bid

Exhibit D    -  Form of Subsidiary Guaranty

Exhibit E-1  -  Opinion of Bradford T. Smith

Exhibit E-2  -  Opinion of Davis Polk & Wardwell

Exhibit F    -  Form of Monthly Summary Financial Report

Exhibit G    -  Form of Confidentiality Letter

Exhibit H    -  Form of Guaranty Confirmation

Exhibit I    -  Form of L/C Issuance Request

          AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 31, 1997 (this "Agreement") among LABORATORY CORPORATION OF AMERICA HOLDINGS, a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Banks") listed on the signature pages hereof, and CREDIT SUISSE FIRST BOSTON ("CSFB"), as administrative agent (the "Administrative Agent") for the Lenders hereunder.

                            PRELIMINARY STATEMENT

          The parties hereto have entered into a Credit Agreement dated as of April 28, 1995 (as amended and in effect immediately prior to the Amendment Effective Date referred to below, the "Existing Credit Agreement") providing for, among other things, the Lenders to lend to the Borrower up to $1,250,000,000 on the terms and subject to the conditions set forth therein.

          The Borrower has requested that the Lenders and the Administrative Agent agree to amend and restate the Existing Credit Agreement, and the Lenders and the Administrative Agent have indicated their willingness to amend and restate the Existing Credit Agreement, all on the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree to amend and restate the Existing Credit Agreement effective as of the Amendment Effective Date so that, as amended and restated, it reads in its entirety as follows:


                                  ARTICLE I

                      DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Acquisitions" has the meaning set forth in Section 5.02(h).

          "Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

          "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent at 11 Madison Avenue, New York, New York 10010, Account No. 368822-05.

          "Advance" means a Revolving Credit Advance, a Term Advance or a Competitive Bid Advance.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the terms "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person include (except, with respect to the Borrower, in the case of Genentech, Inc.) the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "Amendment Effective Date" means such date as the Borrower and the Administrative Agent may select; provided that all the conditions set forth in Section 3.01 shall have been satisfied or waived by the Lenders and the Administrative Agent on or before such date.

          "Application Documents" means the L/C Issuer's customary L/C application and/or such other standard documents as may reasonably be required by the L/C Issuer.

          "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

          "Applicable Margin" means, with respect to Eurodollar Rate Advances or Base Rate Advances, as the case may be:

          (a) for all times during which the Investor Group Interest equals or exceeds 25%, the applicable percentage set forth in the chart immediately below based on the Leverage Ratio of the Borrower:

-------------------------------------------------------------------------------
Leverage Ratio    Greater than or    Less than          Less than 2.5:1.0
                  equal to 3.5:1.0   and greater then
                                     equal to
                                     2.5:1.0

-------------------------------------------------------------------------------

TERM ADVANCES:
-------------


Eurodollar Rate
Margin               1.00%              0.50%               0.375%
Base Rate
Margin               0.0%               0.0%                0.0%


REVOLVING
CREDIT
ADVANCES:
--------


Eurodollar Rate
Margin               0.75%              0.3125%             0.25%
Base Rate
Margin               0.0%               0.0%                0.0%

--------------------------------------------------------------------------------

          and (b) for all times during which the Investor Group Interest is less than 25%, the applicable percentage set forth in the chart immediately below based on the Leverage Ratio of the Borrower:

Leverage           Greater     Less than     Less than     Less than    Less
Ratio              than or     4.5:1.0 and   4.0:1.0 and   3.0:1.0 and  than
                   equal to    greater than  greater then  greater      2.5:1.0
                   4.5:1.0     or equal to   or equal to   than or
                               4.0:1.0       3.0:1.0       equal to
                                                           2.5:1.0

TERM
ADVANCES:
-----------


Eurodollar
Rate Margin        2.50%         2.25%        2.00%         1.50%       1.375%
Base Rate
Margin             0.0%          0.0%         0.0%          0.0%        0.0%


REVOLVING
CREDIT
ADVANCES:
-----------


Eurodollar
Rate Margin        2.00%         1.875%       1.75%         1.25%       1.1875%
Base Rate
Margin             0.0%          0.0%         0.0%          0.0%        0.0%


--------------------------------------------------------------------------------

          In each case the Leverage Ratio of the Borrower shall be determined by reference to the most recent financial statements delivered to the Administrative Agent pursuant to Section 5.01(l)(i) or (ii), as applicable (any change in the Applicable Margin based on Leverage Ratio shall be effective upon the earlier of (i) the date of delivery of financial statements to the Administrative Agent pursuant to Section 5.01(l)(i) or
(ii), as applicable, which financial statements evidence a Leverage Ratio requiring such change, and (ii) the latest date permitted for such delivery pursuant to Section 5.01(l)(i) or (ii), as applicable).

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee of such Lender, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

          "Available Excess Cash Flow" means, for any fiscal year, the amount of Excess Cash Flow for the prior fiscal year not required to be applied to prepayment of Advances pursuant to subsection 2.05(b)(iv) and not previously applied in the current fiscal year towards Acquisitions or Capital Expenditures or paid as cash dividends to holders of the Borrower's capital stock.

          "Bank" has the meaning specified in the recital of parties to this Agreement.

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate of interest announced publicly by CSFB in New York, New York, from time to time, as CSFB's base lending rate for commercial loans in dollars; and (b) 1/2 of 1% per annum above the Federal Funds Rate. The base lending rate is not the lowest rate of interest charged by CSFB in connection with extensions of credit.

          "Base Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(i).

          "Beneficiary Documents" has the meaning specified in Section 2.03A(d)(i).

          "Borrower" has the meaning specified in the recital of parties to this Agreement.

          "Borrower Common Stock" means the common stock, par value $0.01 per share, of the Borrower.

          "Borrower Preferred Stock" means the Borrower Series A Preferred Stock and the Borrower Series B Preferred Stock.

          "Borrower Series A Preferred Stock" means the Borrower's Series A Convertible Exchangeable Preferred Stock described in the Rights Offering Registration Statement.

          "Borrower Series B Preferred Stock" means the Borrower's Series B Convertible Pay-in-Kind Preferred Stock described in the Rights Offering Registration Statement.

          "Borrower's Account" means the account of the Borrower maintained by the Borrower with CSFB at 11 Madison Avenue, New York, New York 10010, Account No. 36882201.

          "Borrowing" means a Revolving Credit Borrowing, a Term Borrowing or a Competitive Bid Borrowing.

          "Business Day" means (a) a day of the year on which banks are not required or authorized to close in New York City and (b) if the applicable Business Day relates to an Advance bearing interest based on the Eurodollar Rate, a day of the year that is also a day on which dealings are carried on in the London interbank market and banks are open for business in London.

          "Capital Expenditures" means, for any period, the sum, without duplication, of (a) gross additions to property, plant and equipment and other capital expenditures of the Borrower and its Consolidated Subsidiaries for such period plus (b) the aggregate principal amount of all Debt assumed or incurred by the Borrower and its Consolidated Subsidiaries in order to finance such additions to property, plant and equipment and other capital expenditures. Capital Expenditures shall not include additions to property, plant and equipment that constitute Acquisitions subject to Section 5.02(h).

          "Capital Ratio" means, with respect to any fiscal quarter, the ratio (expressed as a percentage) calculated by dividing (a) the total Consolidated Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter (excluding, to the extent included in Consolidated Debt, any Obligations to redeem the Preferred Stock) by (b) the sum of (i) the total Consolidated Debt of the Borrower and its Subsidiaries as of such day (excluding, to the extent included in Consolidated Debt, any Obligations to redeem the Preferred Stock) plus (ii) Stockholders' Equity as of such day; provided, however, that, the net amount (after provision for taxes) of non-cash write-offs or write-downs of goodwill during such period in connection with the contribution by the Borrower or any Subsidiary of assets to a joint venture permitted under Section 5.02(d) shall not be deducted from equity for the purposes of calculating Stockholder's Equity as of such day.

          "Capitalized Leases" has the meaning specified in clause (e) of the definition of Debt.

          "Cash Collateral Account" has the meaning specified in Section
6.02(b).

          "Cash Equivalents" means any of the following, to the extent owned by the Borrower or its Subsidiaries free and clear of all Liens and having a maturity not greater than 180 days from the date of acquisition thereof:
(a) direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, and repurchase agreements with respect thereto entered into with a commercial bank or trust company meeting the criteria specified in clause (c) below, (b) certificates of deposit of or time deposits with any Lender, (c) insured certificates of deposit of or time deposits with any commercial bank or trust company that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (d), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (d) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P or (e) shares of money market mutual or similar funds having assets in excess of $100,000,000 and substantially all of the assets of which satisfy the requirements of clauses
(a) through (d) of this definition.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

          "Change of Control" means any acquisition of Control of the Borrower after the date hereof by any Person or two or more Persons acting in concert who would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act (other than Roche Holdings, so long as it is under the Control of Roche, or any other Person under the Control of Roche, or a group consisting of such Persons).

          "Closing Date" means April 28, 1995.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

          "Commitment" means a Revolving Credit Commitment or a Term
Commitment.

          "Committed Advance" means a Revolving Credit Advance or a Term
Advance.

          "Committed Borrowing" means a Term Borrowing or a Revolving Credit Borrowing.

          "Competitive Bid Advance" means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the auction bidding procedure described in Section 2.02(b) and refers to a Fixed Rate Advance or a LIBO CB Advance.

          "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the auction bidding procedure described in Section 2.02(b).

          "Competitive Bid Note" means the promissory note of the Borrower payable to the order of the Administrative Agent for the benefit of each Lender making a Competitive Bid Advance, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of the Borrower to the Lenders resulting from Competitive Bid Advances made by the Lenders.

          "Competitive Bid Reduction" has the meaning specified in Section 2.01(b).

          "Competitive Bid Register" has the meaning specified in Section 2.02(b)(vi).

          "Consolidated" for any Person refers to the consolidation of the financial statements of such Person and its Subsidiaries in accordance with GAAP.

          "Control" by any Person or Persons of any other Person means
(a) beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) by such Person or Persons, directly or indirectly, of Voting Stock of such other Person (or other securities convertible into such Voting Stock) representing 51% or more of the combined voting power of all Voting Stock of such other Person,
(b) control by such Person or Persons, by contract or otherwise, or entry by such Person or Persons into a contract or agreement that, upon consummation, will result in the acquisition by such Person or Persons of control, over Voting Stock of such other Person (or other securities convertible into such securities) representing 51% or more of the combined voting power of all Voting Stock of such other Person, or (c) the possession, directly or indirectly, by such Person or Persons of the power to direct or cause the direction of the management and policies of such other Person.

          "Conversion", "Convert" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07, 2.10 or 2.15.

          "CSFB" has the meaning specified in the recital of parties to this Agreement.

          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business);
(c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Obligations of such Person as lessees under (i) Tax Finance Leases and (ii) leases that have been or should be, in accordance with GAAP, recorded as capital leases ("Capitalized Leases"); (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock; (h) all Debt of others referred to in clauses
(a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to maintain a balance sheet condition or to assure a creditor against loss; and
(i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Default Rate" means the rate of interest determined pursuant to
Section 2.06(c) hereof.

          "Defaulted Advance" means, with respect to any Lender at any time, the amount of any Committed Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 at or prior to such time which has not been so made as of such time; provided, however, any Committed Advance made by the Administrative Agent for the account of such Lender pursuant to
Section 2.02(a)(iii) shall not be considered a Defaulted Advance even if, at such time, such Lender shall not have reimbursed the Administrative Agent therefor as provided in Section 2.02(a)(iii). In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.16(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

          "Defaulted Amount" means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Administrative Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to Section 2.02(a)(iii) to reimburse the Administrative Agent for the amount of any Committed Advance made by the Administrative Agent for the account of such Lender, (b) any other Lender pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender and (c) the Administrative Agent pursuant to Section 7.05 to reimburse the Administrative Agent for such Lender's ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.16(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be made hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

          "Defaulting Lender" means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take or be the subject of any action or proceeding of a type described in Section 6.01(e).

          "Direct Exposure" has the meaning specified in Section 6.02(d).

          "Disposition" means the sale, lease, transfer or other disposition of any assets of the Borrower or any of its Subsidiaries (including, without limitation, shares of capital stock or other equity interests of any Person owned by the Borrower or any such Subsidiary) (other than sales, leases, transfers or other dispositions permitted by Section 5.02(d) (other than Section 5.02(d)(x)).

          "dollars" and the sign "$" each means lawful money of the United
States.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

          "EBIT" means, for any fiscal period of the Borrower, Net Income plus, to the extent deducted in determining Net Income, the sum of
(a) interest expense net of interest income, (b) income tax expense and
(c) extraordinary losses included in Net Income, less extraordinary gains included in Net Income, in each case determined for such period without duplication on a Consolidated basis for the Borrower and its Subsidiaries and in accordance with GAAP.

          "EBITDA" means, for any fiscal period of the Borrower, EBIT plus, to the extent deducted in determining Net Income, (a) depreciation expense,
(b) amortization expense and (c) non-cash write-offs and write-downs of amortizable and depreciable items, in each case determined for such period without duplication on a Consolidated basis for the Borrower and its Subsidiaries and in accordance with GAAP. Notwithstanding the foregoing, EBITDA shall be deemed to be (i) $48,400,000 for the fiscal quarter of the Borrower ended March 31, 1996, (ii) $51,600,000 for the fiscal quarter of the Borrower ended June 30, 1996, (iii) $39,800,000 for the fiscal quarter of the Borrower ended September 30, 1996 and (iv) $43,300,000 for the fiscal quarter of the Borrower ended December 31, 1996.

          "Eligible Assignee" means (a) any commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (b) any savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a net worth determined in accordance with GAAP in excess of $250,000,000; (c) any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD") or has concluded special lending arrangements with the International Monetary Fund Associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, so long as such bank is acting through a branch or agency located in the United States, in the Cayman Islands or in the country in which it is organized or another country that is described in this clause (c); (d) the central bank of any country that is a member of the OECD; (e) any finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that (i) is not affiliated with the Borrower, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) has total assets in excess of $250,000,000; and (f) any other Person (other than an Affiliate of the Borrower) approved by the Administrative Agent and the Borrower, such approval not to be unreasonably withheld if such Person is a commercial bank.

          "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement based upon or arising out of any Environmental Law or any Environmental Permit, including, without limitation (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, or injunctive relief arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health or safety including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Code.

          "ERISA Event" with respect to any Person means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);
(c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA;
(d) the withdrawal by such Person or any of its ERISA Affiliates from a Plan during a plan year for which it was a substantial employer, as defined in
Section 4001(a)(2) of ERISA; (e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan described in Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that would constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan; provided, however, that an event described in clause
(a), (c) or (d) of this definition, or in clause (b) of this definition solely with respect to a standard termination under Section 4041(b) of ERISA, shall be an ERISA Event only if such event is reasonably likely to result in a material liability of such Person or any of its ERISA Affiliates.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

          "Eurodollar Rate" means the rate per annum equal to (i) the rate determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days before the first day of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in U.S. dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to the relevant Interest Period divided by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "Eurodollar Rate" shall be the interest rate per annum determined by the Administrative Agent to be the average (rounded upward to the nearest whole multiple of one-sixteenth of one percent per annum, if such average is not such a multiple) of the rates per annum at which deposits in U.S. dollars are offered to major banks in the London interbank market in London, England by the Reference Lenders at approximately 11:00 a.m. (London time) on the day which is two Business Days before the first day of such Interest Period. If any of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall be determined on the basis of the remaining Reference Lenders. The Eurodollar Rate for each Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates obtained by the Administrative Agent two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07.

          "Eurodollar Rate Advance" means a Term Advance or a Revolving Credit Advance that bears interest as provided in Section 2.06(a)(ii).

          "Eurodollar Rate Reserve Percentage" of any Lender for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

          "Events of Default" has the meaning specified in Section 6.01.

          "Excess Cash Flow" means for any period, without duplication, the total of the following: (a) EBITDA, less (b) any cash provision for (or plus any cash benefit from) income or franchise taxes included in the determination of Net Income, plus (c) decreases (or less increases) in Working Capital, plus (d) decreases (or less increases) in long-term deferred tax assets, plus (e) increases (or less decreases) in the long-term portion of reserves and accrued liabilities, plus (f) increases (or less decreases) in long-term deferred tax liabilities, less (g) the unfinanced portion of Capital Expenditures (excluding amounts paid for Capital Expenditures from Available Excess Cash Flow for such period), less
(h) scheduled amortization of Debt actually paid in cash (but in the case of Junior Obligations or Subordinated Notes only to the extent such payment was permitted pursuant to Section 5.02(l)), less (i) the aggregate of all voluntary prepayments of the Advances (in the case of Revolving Credit Advances, only to the extent the Revolving Credit Commitments are simultaneously permanently reduced), less (j) Interest Expense, less (k) amounts paid in cash for Permitted Acquisitions (excluding amounts paid for Permitted Acquisitions from Available Excess Cash Flow for such period), less (l) amounts paid in cash as dividends permitted under Section 5.02(e)(iv), less (m) to the extent included in EBITDA, the amount of any gain on any Disposition.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Existing Credit Agreement" has the meaning specified in the Preliminary Statement.

          "Facility" means the Revolving Credit Facility or the Term
Facility.

          "Facility Fee Percentage" means (a) for all times during which the Investor Group Interest equals or exceeds 25%, the applicable percentage set forth in the chart immediately below based on the Leverage Ratio of the
Borrower:

                  LEVERAGE                       FACILITY FEE
                   RATIO                          PERCENTAGE
                 ---------                       ------------

           Greater than or equal                     0.25%
           to 3.5:1.0

           Less than 3.5:1.0 and                     0.1875%
           greater than or equal
           to 2.5:1.0

           Less than 2.5:1.0                         0.125%;

and (b) for all times during which the Investor Group Interest is less than 25%, the applicable percentage set forth in the chart immediately below based on the Leverage Ratio of the Borrower:

                  LEVERAGE                       FACILITY FEE
                   RATIO                          PERCENTAGE
                  --------                       ------------

           Greater than or equal                     0.50%
           to 4.5:1.0

           Less than 4.5 and                         0.375%
           greater than or equal
           to 4.0:1.0

           Less than 4.0:1.0 and                     0.25%
           greater than or equal
           to 2.5:1.0

           Less than 2.5:1.0                         0.1875%.


          In each case the Leverage Ratio shall be determined by reference to the most recent financial statements delivered to the Administrative Agent pursuant to Section 5.01(l)(i) and (ii) (any change in the Facility Fee Percentage based on the Leverage Ratio shall be effective upon the earlier of (i) the date of delivery of financial statements to the Administrative Agent pursuant to Section 5.01(l)(i) and (ii), which financial statements evidence a Leverage Ratio requiring such change, and
(ii) the latest date permitted for such delivery pursuant to Section 5.01(l)(i) and (ii)).

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fixed Rate Advances" has the meaning specified in Section
2.02(b)(i).

          "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

          "Guaranty Confirmation" has the meaning specified in Section 3.01(d)(vii).

          "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

          "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

          "HLR" means HLR Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of Hoffmann-La Roche.

          "HLR Stockholder Agreement" means the Stockholder Agreement dated as of April 28, 1995 among HLR, Roche Holdings, Hoffmann-La Roche and the Borrower, as the same, subject to Section 5.02(k), may be amended, supplemented or otherwise modified from time to time.

          "Hoffmann-La Roche" means Hoffmann-La Roche Inc., a New Jersey corporation.

          "Indemnified Party" has the meaning specified in Section 8.04(c).

          "Initial Date" means, for purposes of Section 2.12, in the case of the Administrative Agent and each Bank, the date of its execution and delivery of the Existing Credit Agreement and, in the case of each Lender other than a Bank, the date of the Assignment and Acceptance pursuant to which it becomes a Lender.

          "Interest Coverage Ratio" means with respect to each four fiscal quarter period, commencing with the four fiscal quarter period ending on March 31, 1997, the ratio of (x) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (y) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period.

          "Interest Expense" means, with respect to any specified period, the sum of interest expense on all Debt of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP and including, without limitation, to the extent not otherwise included in accordance with GAAP (a) the interest component of obligations under Tax Finance Leases and Capitalized Leases, (b) commissions, discounts and other fees and charges payable in connection with letters of credit, (c) the net payment, if any, payable in connection with Hedge Agreements, (d) fees paid pursuant to
Section 2.08(a), (e) amortization of original issue discount and (f) the interest portion of any deferred payment obligation.

          "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Term Borrowing or Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the periods elected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

          (i) the Borrower may not select any Interest Period which ends after any principal repayment installment date unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date shall be at least equal to the aggregate principal amount of such Advances due and payable on or prior to such date;

         (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

        (iii) whenever the first day of any Interest Period occurs on a day in a calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, debt obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the type referred to in clause (h) or (i) of the definition of "Debt" in respect of such Person.

          "Investor Group Interest" has the meaning set forth in the HLR Stockholder Agreement, as in effect on the date hereof.

          "Junior Obligations" means unsecured indebtedness of the Borrower for borrowed money in favor of non-Affiliates of the Borrower: (i) payment or prepayment (mandatory or optional) of which (whether at maturity, upon acceleration, pursuant to scheduled amortization or otherwise) is not permitted or required until after the prior payment in full of the Obligations under the Loan Documents, (ii) incurred pursuant to loan agreements or other evidence of indebtedness providing for interest rates, fees and other returns to the obligee thereof, and for affirmative, negative and financial covenants and other terms and conditions, not more favorable, in the judgment of the Required Lenders, than those set forth in the Loan Documents, and (iii) otherwise subordinated to the prior payment in full of the Obligations under the Loan Documents on terms and conditions satisfactory to the Required Lenders.

          "L/C(s)" means any standby letter of credit issued by the L/C Issuer for the account of Borrower pursuant to Section 2.03A hereof, in each case, as amended, supplemented or modified from time to time.

          "L/C Expiration Date" means with respect to any L/C, the date which is the earlier to occur of (a) three hundred sixty-five (365) days after the date of issuance or extension thereof, or (b) thirty (30) days prior to the Revolving Credit Termination Date.

          "L/C Issuance Request" means a request in the form of Exhibit I for the issuance of a L/C.

          "L/C Issuer" means either CSFB or any other Lender that has agreed to become an L/C Issuer, as designated in the related L/C Issuance Request.

          "L/C Obligations" means as of any date of determination, all the existing liabilities (including all fees) of the Borrower to the L/C Issuer, the Agent and the Lenders in respect of all L/C(s) outstanding, whether such liability is contingent or fixed, which liabilities shall be computed to include the sum of the aggregate maximum amount then available to be drawn under all L/C(s) (assuming, whether or not such is the case, that such aggregate maximum amount shall have been drawn) and the aggregate amount of any Unreimbursed Drawings then outstanding.

          "L/C Outstandings" means at any time, the sum of (a) the maximum aggregate amount available to be drawn under all outstanding L/C(s) (assuming, whether or not such is the case, that such aggregate maximum amount shall have been drawn) and (b) the amount of all Unreimbursed Drawings.

          "L/C Reimbursement Due Date" has the meaning specified in Section 2.03A(c)(i).

          "L/C Sublimit" means at any time, an amount equal to the lesser of
(x) Fifty Million Dollars ($50,000,000), as such amount may be reduced in accordance with the terms hereof, and (y) the aggregate Unused Revolving Credit Commitments of all the Lenders at such time. The L/C Sublimit shall automatically and permanently terminate on the earlier of (i) March 1, 2002 and (ii) the Revolving Credit Termination Date.

          "Lenders" means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section
8.07 and each assignee that shall become a party hereto pursuant to Section
2.14.

          "Leverage Ratio" means with respect to each four fiscal quarter period, commencing with the four fiscal quarter period ending December 31, 1996, the ratio of (x) the total Consolidated Debt of the Borrower and its Subsidiaries (excluding, to the extent included in Consolidated Debt, any Obligations to redeem the Preferred Stock) as of the last day of such fiscal quarter to (y) Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarter period ended at the end of such fiscal quarter.

          "LIBO CB Advance" has the meaning specified in Section 2.02(b)(i).

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Loan Documents" means this Agreement, the Notes, the Subsidiary Guaranty and the Guaranty Confirmation.

          "Loan Parties" means the Borrower and the Subsidiary Guarantors.

          "Mandatory L/C Advance" has the meaning specified in Section 2.03A(c)(i) hereof.

          "Margin Stock" has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System and any successor regulations thereto, as in effect from time to time.

          "Material Adverse Change" means, with respect to any Person, a material adverse change in the financial condition, results of operations or business of such Person and its Subsidiaries, taken as a whole.

          "Material Adverse Effect" means a material adverse effect upon
(a) the financial condition, results of operations or business of the Borrower and its Subsidiaries, taken as a whole, or (b) the ability of a Loan Party to perform its Obligations under any Loan Document or (c) the binding nature, validity or enforceability of any Loan Document as an obligation of any Loan Party.

          "Material Subsidiary" means (a) as to any Person, each "Subsidiary" (as defined in Rule 1-02 of Regulation S-X (17 CFR Part 210) ("Rule 1-02")) that qualifies as a "Significant Subsidiary" (as defined in Rule 1-02) of such Person, (b) NHL and (c) each Subsidiary of the Borrower that is a direct or indirect beneficial owner of any shares of capital stock of NHL.

          "Materially Different Business" means a business or line of business that is materially different from that described for the Borrower and its Subsidiaries in the Rights Offering Registration Statement.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA, and to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance by any Person of any Debt or capital stock or other equity interest, any securities convertible into or exchangeable for any capital stock or other equity interest or any warrants, rights or options to acquire any capital stock or other equity interest, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom only (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees and expenses, finder's fees, accountants' fees and expenses and other similar fees, expenses and commissions, (b) the amount of taxes payable or estimated in good faith to be payable in connection with or as a result of such transaction and (c) the amount of any Debt that, by the terms of such transaction or the terms of such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are payable to a Person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.

          "Net Income" means, for any Person in any period, the net income of such Person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP.

          "Net Tangible Assets" means, for any Person, total assets of such Person less all intangible assets of such Person, in each case determined in accordance with GAAP.

          "NHL" means Laboratory Corporation of America, as successor-in-interest to National Health Laboratories Incorporated, a Delaware corporation and an indirect wholly-owned Subsidiary of the Borrower, and its successors.

          "Note" means a Revolving Credit Note, a Term Note or a Competitive Bid Note.

          "Notice of Borrowing" means a Notice of Committed Borrowing or a Notice of Competitive Bid Borrowing.

          "Notice of Committed Borrowing" has the meaning specified in
Section 2.02(a).

          "Notice of Competitive Bid Borrowing" has the meaning specified in
Section 2.02(b).

          "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(e). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, guarantees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

          "Other Taxes" has the meaning specified in Section 2.12(b).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

          "Permitted Acquisition" means any Acquisition permitted under
Section 5.02(h).

          "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means an employee pension benefit plan (other than a Multiemployer Plan) which is subject to Title IV of ERISA, and either (i) is maintained or contributed to by the Borrower or any of its ERISA Affiliates, or to which the Borrower or any of its ERISA Affiliates has an obligation to contribute, for employees of the Borrower or any of its ERISA Affiliates,
(ii) has at any time within the preceding five years been maintained or contributed to by Borrower or any Person which was at such time an ERISA Affiliate of the Borrower for employees of Borrower or any Person which was at such time an ERISA Affiliate of the Borrower or (iii) was at any time within the five years preceding the merger of RBLI and the Borrower maintained or contributed to by RBLI or any of its then existing ERISA Affiliates, or to which RBLI or any of its then existing ERISA Affiliates had an obligation to contribute, for employees for RBLI or any of its then existing ERISA Affiliates (an "RBLI Plan") provided, however, that the term "Plan" shall only apply with respect to an "RBLI Plan" for the period preceding the merger of RBLI and the Borrower.

          "Purchase Price" means, with respect to any Acquisition or proposed Acquisition, the consideration paid or to be paid for such Acquisition in cash and property (including, without limitation, all purchase price installments and all liabilities assumed, Debt incurred and equity issued by the Borrower or any of its Subsidiaries in connection with such Acquisition).

          "RBLI" means Roche Biomedical Laboratories, Inc., a New Jersey corporation and a direct wholly-owned subsidiary of HLR, as such corporation existed immediately prior to the effectiveness of the merger between such corporation and the Borrower.

          "RBLI Plan" has the meaning specified in the definition of "Plan".

          "Reference Lenders" means Credit Suisse First Boston, Swiss Bank Corporation, New York Branch, and Deutsche Bank AG, New York Branch, or such other Lenders as the Borrower, the Administrative Agent and the Required Lenders shall designate in writing.

          "Register" has the meaning specified in Section 8.07(b).

          "Relevant Contingent Exposure" has the meaning specified in
Section 6.02(d).

          "Required Lenders" means at any time Lenders holding at least 51% of the sum of (a) the aggregate principal amount of the Committed Advances outstanding at such time and (b) the aggregate unused Term Commitments plus the aggregate Unused Revolving Credit Commitments at such time (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (x) the Lenders holding such amount of the Committed Advances or having such amount of the Commitments or (y) determining the aggregate unpaid principal amount of the Committed Advances or the total Commitments); provided, however, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Committed Advances made by such Lender and outstanding at such time and (ii) the aggregate Commitments of such Lender under both of the Facilities at such time.

          "Revolving Credit Advance" has the meaning specified in Section
2.01(b).

          "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

          "Revolving Credit Commitment" means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(b) as such Lender's "Revolving Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "Revolving Credit Facility" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.

          "Revolving Credit Lender" means any Lender that has a Revolving Credit Commitment.

          "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Lender having a Revolving Credit Commitment or a Revolving Credit Advance, in substantially the form of Exhibit A-2 to the Existing Credit Agreement as amended pursuant to Section 8.13 or in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made or held by such Lender.

          "Revolving Credit Termination Date" means the earlier of (a) March 31, 2002 or (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.04 or 6.01.

          "Rights Offering Registration Statement" means the Form S-3 Registration Statement filed by the Borrower with the Securities and Exchange Commission on February 27, 1997 in connection with the offering of subscription rights for the Borrower Preferred Stock and as the same may be amended with the consent of the Agent following receipt of comments from the Securities and Exchange Commission.

          "Roche" means Roche Holding Ltd, a corporation organized and existing under the laws of Switzerland.

          "Roche Debt" means the indebtedness of the Borrower evidenced by the Roche Note.

          "Roche Holdings" means Roche Holdings, Inc., a Delaware corporation.

          "Roche Note" means the promissory note of the Borrower in the principal amount of $187,000,000 dated December 23, 1996 in favor of Roche Holdings, as amended on March 31, 1997 and as further amended with the consent of the Required Lenders.

          "S&P" means Standard & Poor's Ratings Group.

          "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Stockholders' Equity" means stockholders equity of the Borrower and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP.

          "Subordinated Debt" means unsecured indebtedness of the Borrower for borrowed money incurred pursuant to the terms and conditions set forth in Schedule VI.

          "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or estate of which (or in which) more than 50% of (a) the Voting Stock of such corporation, (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "Subsidiary Guarantors" means each Material Subsidiary of the Borrower, from time to time, that is organized under the laws of a state of the United States.

          "Subsidiary Guaranty" has the meaning specified in Section
3.01(d)(vii).

          "Surviving Debt" has the meaning specified in Section 4.01(q).

          "Taxes" has the meaning specified in Section 2.12(a).

          "Tax Finance Lease" means a lease not required, in accordance with GAAP, to be recorded as a Capitalized Lease, but which is treated as a financing lease for federal income tax purposes.

          "Term Advance" has the meaning specified in Section 2.01(a).

          "Term Borrowing" means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

          "Term Commitment" means, with respect to any Term Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Term Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(b) as such Lender's "Term Commitment", as such amount may be reduced pursuant to Section 2.04.

          "Term Facility" means, at any time, the aggregate amount of the Term Lenders' Term Commitments at such time.

          "Term Lender" means any Lender that has a Term Advance.

          "Term Note" means a promissory note of the Borrower payable to the order of any Lender having a Term Commitment or a Term Advance, in substantially the form of Exhibit A-1 to the Existing Credit Agreement hereto as amended pursuant to Section 8.13 or in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made or held by such Lender.

          "Termination Date" means March 31, 2004.

          "Type" refers to the distinction between Term Advances and Revolving Credit Advances bearing interest at a rate based upon the Base Rate and Term Advances and Revolving Credit Advances bearing interest at a rate based upon the Eurodollar Rate.

          "Unfunded Pension Liabilities" with respect to any Plan means the excess, if any, of its accumulated benefit obligation, as determined in accordance with Statement of Financial Accounting Standards No. 87 or any successor thereto (based on interest, mortality and other relevant actuarial assumptions used to fund such Plan as of its most recent actuarial valuation), over the fair market value of its assets (as of such date).

          "Unreimbursed Drawings" has the meaning specified in Section 2.03A(c)(i).

          "Unused Revolving Credit Commitment" means, with respect to any Revolving Credit Lender at any time, (a) such Lender's Revolving Credit Commitment at such time, minus (b) the aggregate principal amount of all Revolving Credit Advances made by such Lender under the Revolving Credit Facility and outstanding at such time, minus (c) the Competitive Bid Reduction applicable to such Lender pursuant to Section 2.01(b), and minus
(d) such Lender's pro rata share of the L/C Outstandings.

          "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

          "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA.

          "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Part IV of ERISA.

          "Working Capital" means current assets minus current liabilities, excluding cash, Cash Equivalents, the current portion of long-term Debt, and the aggregate outstanding principal amount of all Revolving Credit Advances made under the Revolving Credit Facility.

          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

          SECTION 1.03. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article V for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.


                                 ARTICLE II

                      AMOUNTS AND TERMS OF THE ADVANCES

          SECTION 2.01. The Advances. (a) The Term Advances. On the Amendment Effective Date the Term Advance made by each Term Lender under the Existing Credit Agreement shall continue as an advance hereunder (a "Term Advance"). Term Advances repaid or prepaid may not be reborrowed.

          (b) The Revolving Credit Advances. On the Amendment Effective Date each Revolving Credit Advance made by each Revolving Credit Lender under the Existing Credit Agreement shall continue as an advance hereunder and each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make additional advances (each a "Revolving Credit Advance") to the Borrower from time to time on any Business Day during the period from the Amendment Effective Date until the Revolving Credit Termination Date, in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Credit Commitment on such Business Day; provided that the aggregate amount of the Revolving Credit Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Revolving Credit Commitments shall be allocated among the Lenders ratably according to their respective Revolving Credit Commitments (such deemed use of the aggregate amount of the Revolving Credit Commitments being a "Competitive Bid Reduction") and provided further that the aggregate amount of the Revolving Credit Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the L/C Outstandings and such deemed use of the aggregate amount of the Revolving Credit Commitments shall be allocated among the Lenders ratably according to their respective Revolving Credit Commitments. Each Revolving Credit Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, an aggregate amount equal to the amount by which the aggregate amount of a proposed Competitive Bid Borrowing requested by the Borrower exceeds the aggregate amount of Competitive Bid Advances offered to be made by the Lenders and accepted by the Borrower in respect of such Competitive Bid Borrowing, if such Competitive Bid Borrowing is made on the same date as such Revolving Credit Borrowing) and shall consist of Advances made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Revolving Credit Lender's Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow, prepay pursuant to Section 2.05(a) and reborrow under this Section 2.01(b).

          (c) The Competitive Bid Advances. Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings from time to time on any Business Day during the period from the Amendment Effective Date until the date occurring seven days prior to the Revolving Credit Termination Date in the manner set forth in Section 2.02(b); provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Revolving Credit Advances and Competitive Bid Advances then outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of the Lenders (calculated without regard to any Competitive Bid Reduction). Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, subject to the immediately preceding proviso. Within the limits and on the conditions set forth in this Article II, the Borrower may from time to time borrow under this Section 2.01(c), repay and reborrow under this Section 2.01(c), provided that a Competitive Bid Borrowing shall not be made within seven Business Days (or such other period as the Borrower and the Administrative Agent may agree) of the date of any other Competitive Bid Borrowing.

          SECTION 2.02. Making the Advances. (a) Committed Advances. (i) Each Committed Borrowing shall be made on notice given not later than 11:00 A.M. (New York City time) on the date of a proposed Base Rate Borrowing or the third Business Day prior to the date of a proposed Eurodollar Rate Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, telex or cable. Each such notice of a Committed Borrowing (a "Notice of Committed Borrowing") shall be by telecopier, telex or cable (or by telephone and confirmed immediately thereafter by telecopier, telex or cable), in substantially the form of Exhibit C-1 hereto, specifying therein the requested (A) date of such Committed Borrowing, (B) Type of Advances comprising such Committed Borrowing, (C) aggregate amount of such Committed Borrowing and (D) Interest Period for each Eurodollar Rate Advance included in such Committed Borrowing. In the case of any such proposed Committed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify the Borrower and each Lender of the applicable interest rate under Section 2.06(a)(ii). Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Committed Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Committed Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available by crediting the Borrower's Account. Each Notice of Committed Borrowing shall be irrevocable and binding on the Borrower.

          (ii) The Borrower may not request a Committed Borrowing comprised of Eurodollar Rate Advances or, pursuant to Section 2.15, convert Base Rate Advances into Eurodollar Rate Advances or select a new Interest Period for existing Eurodollar Rate Advances if, after the making or Conversion of such Advances or the selection of such Interest Period, the number of outstanding Committed Borrowings comprised of Eurodollar Rate Advances and having different Interest Periods (whether of different duration or commencing on different dates) would exceed ten.

          (iii) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Committed Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Committed Borrowing, the Administrative Agent may assume, or at its option request confirmation from such Lender, that such Lender has made such portion available to the Administrative Agent on the date of such Committed Borrowing in accordance with Section 2.02(a)(i) and the Administrative Agent may, in reliance upon such assumption or confirmation (as the case may be), make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (A) in the case of the Borrower, the interest rate applicable at such time under Section 2.06 to Advances comprising such Committed Borrowing and (B) in the case of such Lender, the cost (expressed as a rate per annum) to the Administrative Agent of funding such Lender's ratable portion; provided that, upon the request of such Lender, the Administrative Agent shall provide such Lender with a certificate as to the calculation of such amount. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Committed Borrowing for purposes of this Agreement.

          (b) Competitive Bid Advances. (i) The Borrower may request a Competitive Bid Borrowing by delivering to the Administrative Agent, by telecopier or telex, confirmed immediately in writing, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit C-2 hereto, specifying therein (A) the date of such proposed Competitive Bid Borrowing, (B) the aggregate amount of such proposed Competitive Bid Borrowing, (C) the maturity date for repayment of each Competitive Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the Revolving Credit Termination Date), (D) the interest payment date or dates relating thereto and (E) any other terms to be applicable to such Competitive Bid Borrowing, not later than 11:00 A.M. (New York City time)
(x) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Competitive Bid Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and (y) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing the basis to be used by the Lenders in determining the rates of interest to be offered by them (the Competitive Bid Advances comprising any such Competitive Bid Borrowing being referred to herein as "LIBO CB Advances"). The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

          (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender, in its sole discretion, by submitting a notice, in the form of Exhibit C-3, to the Administrative Agent (which shall give prompt notice thereof to the Borrower), before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, and three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO CB Advances, specifying (A) the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the first proviso set forth in Section 2.01(c), exceed such Lender's Revolving Credit Commitment, if any), (B) the rate or rates of interest per annum therefor and (C) such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:15 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders.

          (iii) The Borrower shall, in turn, before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, and before 10:30 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO CB Advances, either:

          (A) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to that effect, or

          (B) accept one or more of the offers made by any Lender or Lenders pursuant to Section 2.02(b)(ii), in its sole discretion, by giving notice to the Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Administrative Agent on behalf of such Lender for such Competitive Bid Advance pursuant to Section 2.02(b)(ii)) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to
     Section 2.02(b)(ii) by giving the Administrative Agent notice to that effect. If the Borrower accepts any offers made by Lenders pursuant to
     Section 2.02(b)(ii), such offers shall be accepted in the order of the lowest to highest interest rates or, if two or more Lenders offer to make Competitive Bid Advances at the same interest rate, such offers, if any, shall be accepted in proportion to the amount offered by each such Lender at such interest rate.

          (iv) If the Borrower notifies the Administrative Agent that such Competitive Bid Borrowing is cancelled pursuant to Section 2.02(b)(iii)(A), the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

          (v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.02(b)(iii)(B), the Administrative Agent shall in turn promptly notify (A) each Lender that has made an offer pursuant to Section 2.02(b)(ii) of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to Section 2.02(b)(ii) have been accepted by the Borrower and (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 1:00 P.M. (New York City time) on the date of such Competitive Bid Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account. Promptly after each Competitive Bid Borrowing the Administrative Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

          (vi) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Notice of Competitive Bid Borrowing delivered by the Borrower and a register for the recordation of the date, amount, maturity, interest rate, interest payment dates, other terms and Lender of each Competitive Bid Advance accepted by the Borrower from time to time pursuant to this Section 2.02(b) (the "Competitive Bid Register"). The entries in the Competitive Bid Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat the entries recorded in the Competitive Bid Register as evidence of Competitive Bid Advances made pursuant to this Section 2.02(b). The Competitive Bid Register shall be available for inspection by the Borrower or any Lender making a Competitive Bid Advance at any reasonable time and from time to time upon reasonable prior notice.

          (vii) The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a master Competitive Bid Note of the Borrower payable to the order of the Administrative Agent for the benefit of the Lender making such Competitive Bid Advance.

          (c) Funding Losses. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in any Notice of Borrowing for the applicable Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (d) Several Obligations. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

          SECTION 2.03. Repayment. (a) Term Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders having Term Advances the outstanding principal amount of the Term Advances on the following dates in the amounts indicated; provided that the last such installment shall be in an amount sufficient to repay all amounts owed by the Borrower under the Term Advances:

                   DATE               AMOUNT
                   ----               ------

          March 31, 1999           12,500,000
          June 30, 1999            12,500,000
          September 30, 1999       12,500,000
          December 31, 1999        12,500,000
          March 31, 2000           25,000,000
          June 30, 2000            25,000,000
          September 30, 2000       25,000,000
          December 31, 2000        25,000,000
          March 31, 2001           37,500,000
          June 30, 2001            37,500,000
          September 30, 2001       37,500,000
          December 31, 2001        37,500,000
          March 31, 2002           37,500,000
          June 30, 2002            37,500,000
          September 30, 2002       37,500,000
          December 31, 2002        37,500,000
          March 31, 2003           37,500,000
          June 30, 2003            37,500,000
          September 30, 2003       37,500,000
          December 31, 2003        37,500,000
          March 31, 2004           93,750,000
                                   ----------
          Total                  $693,750,000

                                   ============

          (b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders having Revolving Credit Advances the aggregate principal amount of the Revolving Credit Advances on the Revolving Credit Termination Date.

          (c) Competitive Bid Advances. The Borrower shall repay to the Administrative Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered by the Borrower and recorded in the Competitive Bid Register with respect to such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance.

          SECTION 2.03A.  Letters of Credit.

          (a) Amount and Expiration. (i) Subject to the terms and conditions of this Agreement, the Borrower may request that an L/C Issuer, in its individual capacity, issue one or more standby L/Cs for the account of the Borrower, provided, however, that no L/C shall be issued if, after giving effect to the issuance of such L/C (x) the aggregate amount of all L/C Outstandings and the aggregate amount of all Revolving Credit Advances and Competitive Bid Advances then outstanding would exceed the aggregate amount of the Revolving Credit Commitments of the Lenders at such time or
(y) the aggregate amount of all L/C Outstandings then outstanding would exceed the L/C Sublimit. Subject to the foregoing, the Borrower may request the issuance of L/C(s) under this Section 2.03A(a)(i), repay any drawings thereunder and request the issuance of additional L/Cs under this
Section 2.03A(a)(i). For all purposes of this Agreement, reference to the "issue" or "issuance" of any L/C or any L/C being "issued" shall include the amendment, supplement or modification of any L/C, including, without limitation, any increase in the amount thereof, or any extension or renewal thereof.

          (ii) Each L/C shall expire by its terms not later than the L/C Expiration Date. Subject to the preceding sentence, each L/C shall expire on or before the first anniversary of the date of such issuance; provided that the expiry date of any L/C may be extended from time to time for a period not exceeding one year (i) at the Borrower's request or (ii) if such L/C so provides, automatically, in each case so long as such extension is granted (or the last day on which notice can be given to prevent such extension occurs) no earlier than three months before the then existing expiry date thereof. No L/C may be denominated or drawable other than in United States dollars.

          (b) Notice and Issuance. (i) The Borrower shall give notice to the applicable L/C Issuer and to the Administrative Agent, of a request for issuance of any L/C not less than five (5) Business Days prior to the proposed issuance date (which prescribed time period may be waived at the option of the applicable L/C Issuer in the exercise of its sole discretion). Each such notice (a "L/C Issuance Request") shall specify: (A) the requested date of such issuance (which shall be a Business Day); (B) the maximum amount of such L/C; (C) the expiration date of such L/C; (D) the purpose of such L/C; (E) the name and address of the beneficiary of such L/C; (F) the identity of the L/C Issuer for such L/C; and (G) the required documents under any such L/C and, if one has been supplied by the beneficiary of such L/C, the form of such L/C (which shall be acceptable to both of such L/C Issuer and the Administrative Agent, in their respective sole discretion). The making of each L/C Issuance Request shall be deemed to be a representation and warranty by the Borrower that such L/C may be issued in accordance with and will not violate the terms of Section 2.03A(a)(i) hereof. Each L/C Issuance Request shall be accompanied by the Application Documents, each duly completed and executed and delivered by the Borrower.

          (ii) Upon acceptance of the form of the proposed L/C by the applicable L/C Issuer and the Administrative Agent and upon fulfillment of the conditions set forth above in this Section 2.03A(b) and the applicable conditions in Article III hereof, such L/C Issuer shall issue such L/C and provide notice thereof to the Administrative Agent. Promptly after issuance, amendment or any extension of such L/C, such L/C Issuer shall provide the Administrative Agent with copy of such L/C or amendment thereto.

          (iii) Notwithstanding the foregoing, no L/C Issuer shall be under any obligation to issue any L/C if at the time of such issuance:

                      (A)    any order, judgment or decree of any
               governmental authority or arbitrator shall purport by its terms to enjoin or restrain such L/C Issuer from issuing such L/C or any requirement of law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such L/C in particular, or shall impose upon such L/C Issuer with respect to such L/C any requirement (for which such L/C Issuer is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such L/C Issuer as of the date hereof and which such L/C Issuer in good faith deems material to it; or

                      (B) such L/C Issuer shall have received notice from any Lender prior to the issuance of such L/C that one or more of the applicable conditions specified in this
               Section 2.03A(b) or in Article III are not then satisfied, or that the issuance of such L/C would violate Section 2.01(b) above.

          (iv) Upon the request of any Lender, the applicable L/C Issuer shall promptly deliver to such Lender the information specified in Sections 2.03A(b)(i)(A) through (D) above and copies of any L/Cs issued by such L/C Issuer.

          (v) Each L/C Issuer shall, on the last Business Day of each calendar month, provide to the Administrative Agent a report of the L/C Obligations with respect to the L/Cs issued by it, including the date of issue, account party, amount, expiration date and reference number of each L/C issued by it.

          (vi) The relevant L/C Issuer shall give the Administrative Agent at least three (3) Business Days' notice before such L/C Issuer extends (or allows an automatic extension of) the expiry date of any L/C issued by it. Such notice shall (i) identify such L/C, (ii) specify the date on which such extension is to be made (or the last day on which such L/C Issuer can give notice to prevent such extension from occurring) and (iii) specify the date to which such expiry date is to be so extended. No L/C Issuer shall extend (or allow the extension of) the expiry date of any L/C if (x) the extended expiry date would be after the thirtieth day before the Revolving Credit Termination Date or (y) such L/C Issuer shall have been notified by the Administrative Agent or the Required Lenders expressly to the effect that such issuance would violate the terms of Section 2.03A(a)(i) on the date such L/C is to be extended.

          (c) Reimbursement Obligations. (i) The applicable L/C Issuer shall give prompt notice to the Administrative Agent and the Borrower of each payment under an L/C by such L/C Issuer for drafts drawn or any other amount paid or disbursed under an L/C. The Borrower shall be obligated to reimburse the Administrative Agent, for the account of the applicable L/C Issuer, in immediately available funds, on the day of each payment under an L/C issued by such L/C Issuer or the date on which such L/C Issuer notifies the Borrower of such payment, whichever is later, for drafts drawn and all amounts paid or disbursed under each such L/C (all such amounts so drawn, paid or disbursed until reimbursed are hereinafter referred to as "Unreimbursed Drawings"); provided that if such notice is given after 11:00 a.m. (New York City time) on the later of such dates, such reimbursement shall be due and payable on the next following Business Day (the date on which it is due and payable being an "L/C Reimbursement Due Date"). If any such Unreimbursed Drawings are not so reimbursed by 12:00 noon (New York City time) on the related L/C Reimbursement Due Date, the Borrower's reimbursement obligation in respect of such Unreimbursed Drawings shall be funded on such date with the borrowing of Base Rate Advances (each such advance a "Mandatory L/C Advance") in the full amount of the Unreimbursed Drawings from all Lenders based on each Lender's pro rata share of the Revolving Credit Commitment. The Administrative Agent shall promptly notify the applicable L/C Issuer of the amount of any Unreimbursed Drawings and the Administrative Agent shall promptly notify the Lenders of the amount of each such Mandatory L/C Advance not later than 1:00 p.m. (New York City time) on the date on which such Mandatory L/C Advance is to be made. Each such Lender hereby irrevocably agrees to make Revolving Credit Advances pursuant to each Mandatory L/C Advance in the amount, and not later than 3:00 p.m. (New York City time) on the date, and in the manner specified in the preceding sentence, notwithstanding (A) that the amount of the Mandatory L/C Advance may not comply with the minimum amount for Advances otherwise required hereunder, (B) whether any conditions specified in Article III are then satisfied, (C) whether a Default or an Event of Default then exists,
(D) the date of such Mandatory L/C Advance and (E) any reduction in the Revolving Credit Commitment after any such L/C was issued. In the event that the Administrative Agent delivers the above-described notice to any Lender later than 1:00 p.m. (New York City time) on the date of the required Mandatory L/C Advance, then such Lender shall not be obligated to effect such Mandatory L/C Advance until the next succeeding Business Day (but not later than 12:00 noon (New York City time)).

              (ii) Notwithstanding the foregoing, if at any time when a draft is drawn under an L/C, there are not sufficient funds in any account of Borrower with the applicable L/C Issuer or sufficient availability to permit creation of Revolving Credit Advances sufficient to fund payment of the related Unreimbursed Drawings in full in accordance with clause (i) above, any funds advanced by an L/C Issuer and the other Lenders in payment thereof shall be due and payable on the related L/C Reimbursement Date and shall bear interest until paid in full at the Default Rate, such interest to be payable on demand. In the event of any conflict, discrepancy or any omission of terms provided herein between the terms established by the applicable L/C Issuer in its Application Documents or otherwise and this Agreement, the terms provided herein shall prevail. The obligations of the Lenders in respect of any funds so advanced or to be advanced by the L/C
Issuer under Section 2.03A(c)(i) shall be as more particularly described in Sections 2.03A(e)(ii) and (iii) hereof.

          (d) General Unconditional Obligations. The L/C Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Application Documents, under all circumstances whatsoever, including, without limitation, the following circumstances, whether relating to any one or more L/Cs:

               (i) any agreement between the Borrower and any beneficiary or any agreement or instrument relating thereto (the "Beneficiary Documents") proving to be forged, fraudulent, invalid, unenforceable or insufficient in any respect;

              (ii) any amendment or waiver of or any consent to departure from all or any of the Beneficiary Documents;

             (iii) the existence of any claim, setoff, defense or other rights which the Borrower may have at any time against any beneficiary or any transferee of any L/C (or any Persons for whom any applicable beneficiary or any such transferee may be acting), the applicable L/C Issuer, any other Lender, the Administrative Agent or any other Person, whether in connection with this Agreement, the Beneficiary Documents or any unrelated transaction;

              (iv) any demand presented under any L/C (or any endorsement thereon) proving to be forged, fraudulent, invalid, unenforceable or insufficient in any respect or any statement therein being inaccurate in any respect whatsoever;

               (v) payment by the applicable L/C Issuer under any L/C against presentation of a demand which does not comply with the terms of such L/C, including, without limitation, the circumstances referred to in clause (iv) above or the failure of any document to bear reference or to bear adequate reference to such L/C, except to the extent resulting from the gross negligence or willful misconduct of such L/C Issuer;

              (vi) the use to which any L/C may be put or any acts or omission of any beneficiary in connection therewith; or

             (vii) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except to the extent resulting from the gross negligence or willful misconduct of the applicable L/C Issuer.

          (e) Participations by Lenders. (i) On the date of issuance of each L/C the applicable L/C Issuer shall be deemed irrevocably and unconditionally to have sold and transferred to each Lender (excluding, for all purposes of this Section 2.03A(e), such L/C Issuer, which shall retain a portion of such L/C based on its pro rata share of the Revolving Credit Commitments) without recourse or warranty, and each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such L/C Issuer, an undivided interest and participation, to the extent of such Lender's pro rata share of the Revolving Credit Commitments in effect on the date of such issuance, in such L/C, each substitute letter of credit, each drawing made thereunder, the related Application Documents and all L/C Obligations (other than fees under Section 2.03A(h)(ii) relating to such L/C and all Loan Documents securing, guaranteeing, supporting, or otherwise benefiting the payment of such L/C Obligation. Each L/C Issuer shall furnish to any Lender, upon request, copies of any L/C and any Application Documents as may be requested by such Lender.

          (ii) In the event that any reimbursement obligation under
Section 2.03A(c) hereof is not paid to the applicable L/C Issuer with respect to any L/C in full immediately or by a Mandatory L/C Advance from all the Lenders pro rata pursuant to Section 2.03A(c)(i), such L/C Issuer shall promptly notify the Administrative Agent to that effect, and the Administrative Agent shall promptly notify the Lenders of the amount of such reimbursement obligation and each such Lender shall immediately pay to the Administrative Agent, for immediate payment to such L/C Issuer, in lawful money of the United States and in immediately available funds, an amount equal to such Lender's ratable portion of the amount of such unpaid reimbursement obligation; provided, however, that no Lender shall be responsible to pay any portion of an unpaid reimbursement obligation of any other Lender.

          (iii) The obligation of each Lender to make Revolving Credit Advances in respect of each Mandatory L/C Advance and to make payments under the preceding Section 2.03A(e)(ii) shall be absolute and unconditional and irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances and shall not be subject to any conditions set forth in Article III hereof or otherwise affected by any circumstance including, without limitation, (A) the occurrence or continuance of a Default or Event of Default; (B) any adverse change in the business condition (financial or otherwise), operations, performance, properties or prospects of the Borrower; (C) any breach of this Agreement or any Application Documents or other Loan Documents by the Borrower or any Lender (other than a breach by the relevant L/C Issuer arising from such L/C Issuer's gross negligence or willful misconduct); (D) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have at any time against the applicable L/C Issuer, any other Lender or any beneficiary named in any L/C in connection herewith or otherwise; (E) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (F) any lack of validity or enforcement of this Agreement or any of the Loan Documents; (G) the granting, surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or (H) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. The Borrower agrees that any Lender purchasing a participation in any L/C from a L/C Issuer hereunder may, to the fullest extent permitted by law, exercise all of its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          (iv) Promptly after the applicable L/C Issuer receives a payment on account of a reimbursement obligation with respect to any L/C as to which any other Lender has funded its participation pursuant to
Section 2.03A(e)(ii) above, such L/C Issuer shall promptly pay to the Administrative Agent, and the Administrative Agent shall promptly pay to each Lender which funded its participation therein, in lawful money of the United States and in the kind of funds so received, an amount equal to such Lender's ratable share thereof.

          (v) If any payment received on account of any reimbursement obligation with respect to an L/C and distributed to a Lender as a participant under Section 2.03A(e)(i) is thereafter recovered from the applicable L/C Issuer in connection with any bankruptcy or insolvency proceeding relating to the Borrower or otherwise, each Lender which received such distribution shall, upon demand by the Administrative Agent, repay to such L/C Issuer such Lender's ratable share of the amount so recovered together with an amount equal to such Lender's ratable share (according to the proportion of (A) the amount of such Lender's required repayment to
(B) the total amount so recovered) of any interest or other amount paid or payable by such L/C Issuer in respect of the total amount so recovered.

          (f) Non-Liability. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any L/C with respect to its use of such L/C. Neither the Administrative Agent, any L/C Issuer nor any other Lender, nor any of their respective officers or directors, shall be liable or responsible for: (i) the use that may be made of any L/C or any acts or omissions of any beneficiary or transferee in connection therewith;
(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the applicable L/C Issuer against presentation of documents that do not comply with the terms of an L/C, including failure of any documents to bear any reference or adequate reference to an L/C, except that the Borrower shall have a claim against such L/C Issuer, and such L/C Issuer shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused solely by
(A) such L/C Issuer's willful misconduct or gross negligence in determining whether documents presented under any L/C comply with the terms of the L/C or (B) such L/C Issuer's willful failure to make lawful payment under an L/C after the presentation to it of a draft and documents and/or certificates strictly complying with the terms and conditions of the L/C; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher; (v) for errors in interpretation of technical terms;
(vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such L/C or of the proceeds thereof; and (vii) for any consequence arising from causes beyond the control of such L/C Issuer, including, without limitation, any government acts. None of the above shall affect, impair, or prevent the vesting of any of such L/C Issuer's rights or powers hereunder. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce shall be deemed a part of this Section 2.03A as if incorporated herein in all respects and shall apply to the L/Cs.

          (g) Indemnification. In addition to amounts payable as elsewhere provided in this Agreement, without duplication, the Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender, including each L/C Issuer, from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) which any such Administrative Agent or Lender may incur or be subject to as a consequence, direct or indirect, of the issuance of any L/C or any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain an L/C Issuer or the Administrative Agent from paying any amount under any applicable L/C or the failure of an L/C Issuer to honor a drawing under an L/C as a result of any act or omission, whether rightful or wrongful of any present or future de jure or de facto government or governmental authority, except that no such Person shall be entitled to indemnification for matters to the extent caused by such Person's gross negligence or willful misconduct. Without modifying the foregoing, and anything contained herein to the contrary notwithstanding, the Borrower shall use all reasonable efforts to cause each L/C issued for its account to be canceled and returned to the applicable L/C Issuer promptly upon its expiration.

          (h) Letter of Credit and Fronting Fees. The Borrower agrees to pay to (i) the Administrative Agent, for the account of the Lenders in proportion to their Revolving Credit Commitments, a letter of credit fee for the period from and including the Amendment Effective Date to the Revolving Credit Termination Date equal to the Applicable Margin for Revolving Credit Advances that bear interest at the Eurodollar Rate less 0.125% per annum on the average daily L/C Outstandings, if any, during such period, such letter of credit fee to be payable quarterly in arrears on the last Business Day of each January, April, July and October of each year and on the Revolving Credit Termination Date commencing on the first such date to occur after the Amendment Effective Date and (ii) each L/C Issuer a fronting fee, not to exceed 0.125% per annum on the average daily L/C Outstandings of such L/C Issuer, in the amount and on the dates as specified in any fee letter between the Borrower and each such L/C Issuer.

          SECTION 2.04. Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days' prior notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Term Commitments or the Unused Revolving Credit Commitments; provided that each partial reduction shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, and each reduction of the Term Commitment shall be applied pro rata to reduce the amounts of each installment due pursuant to Section 2.03(a). No Commitment amount so terminated shall be reinstated.

          (b) Mandatory. (i) Dispositions, Etc. The Revolving Credit Commitments shall be reduced, on a pro rata basis for each Lender, by an amount equal to the amounts required to be applied to reduce the Revolving Credit Facility pursuant to Section 2.05(b).

               (ii) Revolving Credit Termination Date. The Revolving Credit Commitments shall terminate in whole on the Revolving Credit Termination Date.

          SECTION 2.05. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day's notice to the Administrative Agent, in the case of Base Rate Advances, and three Business Days' notice to the Administrative Agent, in the case of Eurodollar Rate Advances, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding principal amounts of the Committed Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount so prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if the aggregate principal amount of all Committed Advances that constitute part of such Borrowing is less, such aggregate principal amount) and (y) in the event any such prepayment of Eurodollar Rate Advances is not made on the last day of an Interest Period, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b). Each such prepayment of any Term Advances shall be applied to the installments thereof in inverse order of maturity. The Borrower shall have no optional right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered by the Borrower and set forth in the Competitive Bid Register with respect to such Competitive Bid Advance.

          (b) Mandatory. (i) Dispositions. The Borrower shall, as promptly as practicable after the date of receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from any Disposition (other than the sale of capital stock of the Borrower), which Net Cash Proceeds (A) exceed $1,000,000 for any single transaction or series of related transactions, and
(B) when aggregated with all other Net Cash Proceeds from Dispositions with Net Cash Proceeds in excess of $1,000,000 for any single transaction or series of related transactions received during the term of this Agreement, exceed $25,000,000, apply an amount equal to 100% of the amount of Net Cash Proceeds of such Disposition, if the Borrower or such Subsidiary does not reinvest, within one year of such Disposition, such Net Cash Proceeds in productive assets of a kind used or usable in the business of the Borrower or such Subsidiary, as follows: First, to the Term Advances, in prepayment of the installments thereof pro rata, and second, to the Revolving Credit Facility, as a reduction in the Revolving Credit Commitments.

              (ii) Debt Issuance. The Borrower shall, on the date of receipt of the Net Cash Proceeds from the sale and issuance by the Borrower or any of its Subsidiaries of any Debt (other than Debt permitted pursuant to Section 5.02(j) (other than Sections 5.02(j)(ii)(A) and 5.02(j)(ix)), apply an amount equal to 100% of such Net Cash Proceeds as follows: (A) First, to the Term Advances, in prepayment of the installments thereof, (1) first, 50% of such prepayment to be applied to such installments in the inverse order of maturity and (2) second, 50% of such prepayment to be applied to such installments pro rata, and (B) Second, to the Revolving Credit Facility, as a reduction in the Revolving Credit Commitments.

              (iii) Equity Issuance. The Borrower shall, on the date of receipt of the Net Cash Proceeds from the sale and issuance by the Borrower or any of its Subsidiaries of any capital stock, but only to the extent that Net Cash Proceeds when aggregated with all other Net Cash Proceeds from the Preferred Stock Offering and any other sale of capital stock received on or after the date of this Agreement exceed $250,000,000, apply an amount equal to (A) 100% of such Net Cash Proceeds in excess of $250,000,000 and less than or equal to $500,000,000 as follows: First, to pay the Roche Debt, second, the excess, if any, to prepay $50,000,000 of Term Advances to be applied to installments thereof pro rata, and third, to the Revolving Credit Facility, to prepay Revolving Credit Advances and (B) 50% of such Net Cash Proceeds in excess of $500,000,000 as follows: First, to the Term Advances, in prepayment of the installments thereof pro rata, and second, to the Revolving Credit Facility, as a reduction in the Revolving Credit Commitments.

              (iv) Excess Cash Flow. The Borrower shall, within 105 days after the end of each fiscal year of the Borrower, apply an amount equal to (A) if the Leverage Ratio for such fiscal year is equal or greater than 3:5:1.0, 75% of Excess Cash Flow for such fiscal year or (B) if the Leverage Ratio for such fiscal year is less than 3:5:1.0 but greater than 2:5:1.0, 50% of Excess Cash Flow for such fiscal year, in each case as follows: First, to the Term Advances, in prepayment of the installments thereof, pro rata, and second, to the Revolving Credit Facility, as a reduction in the Revolving Credit Commitments.

               (v) Deferral. If any application of Net Cash Proceeds required by clauses (i) through (iv) above would otherwise require prepayment of Eurodollar Rate Advances or portions thereof prior to the last day of a then current Interest Period relating thereto, such reduction shall, unless the Administrative Agent otherwise notifies the Borrower upon the instructions of the Required Lenders, be deferred to the last day of the related Interest Period.

              (vi) Overadvance. The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances (and any Competitive Bid Advances) equal to the amount by which the aggregate principal amount of the Revolving Credit Advances (and any Competitive Bid Advances) plus the L/C Outstandings exceeds the Revolving Credit Facility on such Business Day.

             (vii) Accrued Interest. All prepayments under this Section 2.05(b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

          SECTION 2.06. Interest. (a) Ordinary Interest on Committed Advances. The Borrower shall pay interest on the unpaid principal amount of each Committed Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

               (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each January, April, July and October during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

              (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable in arrears on (A) the last day of such Interest Period and (B) if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period (clause (iii) of the definition of "Interest Period" set forth in Section 1.01 shall apply to payments required by this clause (B), as if the three-month period referred to herein constitutes an "Interest Period").

          (b) Ordinary Interest on Competitive Bid Advances. The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to Section 2.02(b)(ii), payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered by the Borrower, as recorded in the Competitive Bid Register with respect to such Competitive Bid Advance.

          (c) Default Interest. The Borrower shall pay on demand interest on the unpaid principal amount of each Advance that is not paid when due and on the unpaid amount of all interest, fees and other amounts then due and payable hereunder that is not paid when due from the due date thereof to the date paid, at a rate per annum equal at such time to (i) in the case of any amount of principal, 2% per annum above the rate of interest per annum required to be paid on such Advance immediately prior to the date on which such amount became due and payable and (ii) in the case of all other amounts, 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.06(a)(i).

          SECTION 2.07. Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Borrower and each Lender of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a) and of any British Bankers' Association Settlement Rates or Reference Lenders rates obtained by the Administrative Agent for the purposes of determining the applicable interest rate under Section 2.06(a).

          (b) If neither the British Bankers' Association Settlement Rates nor the rates of the Reference Lenders are timely available to the Administrative Agent for determining the Eurodollar Rate, the Administrative Agent shall forthwith notify the Borrower and each Lender that the interest rate cannot be determined for such Eurodollar Rate Advances, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and
(ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that the Administrative Agent has determined that the circumstances causing such suspension no longer exist.

          (c) If the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Eurodollar Rate Advances will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their pro rata shares of such Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

          (d) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and the Interest Period for such Eurodollar Rate Advances will be one month.

          SECTION 2.08. Fees. (a) Agency and Facility Fees. In addition to the fees set forth in Section 2.03A(h), the Borrower agrees (i) to pay to the Administrative Agent, for its own account, an agency fee at the rate specified in the fee letter dated December 13, 1994 between the Borrower and CSFB, as the same may be amended or otherwise modified from time to time, for the period from and including the Closing Date to the Termination Date, such agency fee to be payable in advance on the Closing Date and on each anniversary of the Closing Date and (ii) to pay to the Administrative Agent, for distribution to the Lenders in proportion to their Revolving Credit Commitments (without giving effect to any Competitive Bid Reduction), a facility fee for the period from and including the Amendment Effective Date to the Revolving Credit Termination Date, equal to the applicable Facility Fee Percentage per annum on the average daily Revolving Credit Commitments in effect (without reduction for any Advances that may be outstanding at any time or from time to time), such facility fee to be payable quarterly in arrears on the last Business Day of each January, April, July and October of each year and on the Revolving Credit Termination Date, commencing on the first such date to occur after the Amendment Effective Date.

          (b)  Other Fees.  Without duplication of any amount specified in
Section 2.08(a), the Borrower shall pay to the Administrative Agent such fees as are due to the Administrative Agent for its own account as set forth in the fee letter dated December 13, 1994 between the Borrower and CSFB, as the same may be amended or otherwise modified from time to time.

          SECTION 2.09. Increased Costs. (a) Except as to taxes, levies, imposts, deductions, charges, withholdings or liabilities with respect thereto (it being understood that the Borrower shall not have any liability for any taxes, levies, imposts, deductions, charges, withholdings or liabilities with respect thereto, except as provided in Section 2.12), if, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance by any Lender with any guideline or request from any central bank or other governmental authority in any case introduced, changed, interpreted or requested after the date hereof (whether or not having the force of law), there shall be (x) imposed, modified or deemed applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, any Lender or
(y) imposed on any Lender any other condition relating to this Agreement, any L/C or the Advances made by it, and the result of any event referred to in clause (x) or (y) shall be to increase the cost to such Lender of agreeing to make or making, funding or maintaining any L/C or Eurodollar Rate Advances or LIBO CB Advances, then the Borrower shall from time to time, within 15 days after demand by such Lender (with a copy of such demand to the Administrative Agent) made within 60 days after the first date on which such Lender has actual knowledge that it is entitled to make demand for payment under this Section 2.09(a), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that if such Lender fails to so notify the Borrower within such 60-day period, such increased cost shall commence accruing on such later date on which the Lender notifies the Borrower; provided further that such Lender agrees to use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental or monetary authority in regard to capital adequacy (whether or not having the force of law), in any case in which such law, regulation, guideline or request became effective or was made after the date hereof, has or would have the effect of reducing the rate of return on the capital of, or maintained by, such Lender or any corporation controlling such Lender as a consequence of such Lender's Advances or Commitments hereunder and other commitments of this type, by increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, to a level below that which such Lender or any corporation controlling such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into account such Lender's or such corporation's policies with respect to capital adequacy), by an amount deemed by such Lender to be material, then the Borrower shall, from time to time, pay such Lender, within 15 days after demand by such Lender (with a copy of such demand to the Administrative Agent) made within 60 days after the first date on which such Lender has actual knowledge that it is entitled to make demand for payment under this Section 2.09(b) of such reduction in return, such additional amount as may be specified by such Lender as being sufficient to compensate such Lender for such reduction in return, to the extent that such Lender reasonably determines such reduction to be attributable to the existence of such Lender's commitment to lend hereunder; provided, however, that if such Lender fails to so notify the Borrower within such 60-day period, such amounts shall commence accruing on such later date on which the Lender notifies the Borrower. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

          SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if on or after the date hereof the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO CB Advances or to fund or maintain Eurodollar Rate Advances or LIBO CB Advances hereunder, then, upon written notice by such Lender to the Borrower (with a copy to the Administrative Agent), (i) each Eurodollar Rate Advance and LIBO CB Advance of such Lender will automatically Convert into a Base Rate Advance and (ii) the obligation of such Lender to make, or to Convert Base Rate Advances into, Eurodollar Rate Advances shall be suspended until such Lender shall notify the Borrower (with a copy to the Administrative Agent) that the circumstances causing such suspension no longer exist; provided, however, that such Lender shall designate a different Eurodollar Lending Office if the making of such a designation would avoid the need for giving such notice and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

          For purposes of this Section 2.10, a notice to the Borrower by a Lender shall be effective with respect to any Advance on the last day of the then current Interest Period for such Advance; provided, however, that, if it is not lawful for such Lender to maintain such Advance until the end of the Interest Period applicable thereto, then the notice to the Borrower shall be effective upon receipt by the Borrower.

          SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility or letter of credit fees ratably (other than amounts payable with respect to Competitive Bid Advances or pursuant to Section 2.03A(h)(ii),
2.09 or 2.12) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount (including Competitive Bid Advances) payable to any applicable Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) The Borrower hereby authorizes each Lender, if and to the extent payment of principal, interest or fees owed to such Lender is not made when due hereunder or under the Note or Notes held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

          (c) All computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility and letter of credit fees shall be made by the Administrative Agent on the basis of a year of 360 days, and all computations of interest based on CSFB's base lending rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO CB Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder or under any Note that the Borrower will not make such payment in full, the Administrative Agent may assume, or at its option request confirmation from the Borrower, that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

          (f) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender's proportionate share of the principal amount of all outstanding Advances then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender, and for application to such principal installments, as the Administrative Agent shall direct.

          SECTION 2.12. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (i) taxes imposed on its income, and franchise taxes imposed on it, by the United States (other than United States withholding taxes) or the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision or taxing authority thereof or therein, (ii) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's or the Administrative Agent's principal office or Applicable Lending Office, or in the case of any foreign jurisdiction that imposes taxes on the basis of management and control or other concept of principal residence, by the jurisdiction in which such Lender or the Administrative Agent is so resident, or any political subdivision or taxing authority thereof or therein and (iii) United States withholding tax payable with respect to payments hereunder under laws (including, without limitation, any statute, treaty, ruling, determination or regulation) in effect on the Initial Date with respect to such Lender or the Administrative Agent, but not excluding any United States withholding tax (including backup withholding taxes) payable as a result of any change in such laws occurring after the Initial Date (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions of Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that any such Lender shall designate a different Eurodollar Lending Office if, in the judgment of such Lender, such designation would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to such Lender or the Administrative Agent and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

          (c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and costs and expenses (including reasonable attorneys' fees and expenses)) arising therefrom or with respect thereto; provided that, in the event such Lender or the Administrative Agent, as the case may be, successfully contests the assessment of such Taxes or Other Taxes or any liability arising therefrom or with respect thereto, such Lender or the Administrative Agent shall refund, to the extent of any refund or credit thereof made to such Lender or the Administrative Agent, any amounts paid by the Borrower under this Section 2.12 in respect of such Taxes, Other Taxes or liabilities arising therefrom or with respect thereto. Each Lender and the Administrative Agent agrees that it will contest such Taxes, Other Taxes or liabilities if (i) the Borrower furnishes to it an opinion of reputable tax counsel (such opinion and such counsel to be acceptable to such Lender or the Administrative Agent) to the effect that such Taxes or Other Taxes were wrongfully or illegally imposed and (ii) such Lender or the Administrative Agent determines, in its sole discretion, that it would not be materially disadvantaged or prejudiced as a result of such contest. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, appropriate evidence of payment thereof. If no Taxes are payable in respect of any payment hereunder or under the Notes by the Borrower from an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, the Borrower will furnish to the Administrative Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Administrative Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this Section 2.12, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

          (e) Each Lender organized under the laws of a jurisdiction outside the United States and the Administrative Agent, if organized under the laws of a jurisdiction outside the United States, shall, on or prior to the Initial Date and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as such Lender or the Administrative Agent remains lawfully able to do so), provide the Borrower and (in the case of any such Lender other than the Administrative Agent) the Administrative Agent with two duly completed copies of Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender or the Administrative Agent is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States. To the extent permitted by law, as an alternative to form 1001 or 4224, each such Lender or the Administrative Agent shall so provide the Borrower and (in the case of any such Lender other than the Administrative Agent) the Administrative Agent with two duly completed copies of Internal Revenue Service form W-8, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender or the Administrative Agent is exempt from United States federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, together with an annual certificate stating that such Lender is not a Person described in Sections 871(h)(3) or 881(c)(3) of the Code.

          (f) For any period with respect to which the Administrative Agent or a Lender has failed to provide the Borrower with the appropriate forms described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which such person was originally required to provide such forms, or if such forms are otherwise not required under subsection (e) above), the Administrative Agent or such Lender shall not be entitled to increased payments or indemnification under subsection
(a) or (c) above with respect to Taxes imposed by the United States; provided, however, that should the Administrative Agent or a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Administrative Agent or such Lender shall reasonably request to assist the Lender to recover such Taxes if, in the judgment of the Borrower such steps would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to the Administrative Agent or such Lender and would not, in the judgment of the Borrower, be disadvantageous or prejudicial to the Borrower.

          (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder and under the Notes.

          (h) If a Lender shall change its Applicable Lending Office other than (i) at the request of the Borrower or (ii) at a time when such change would not result in this Section 2.12 requiring the Borrower to make a greater payment than if such change had not been made, such Lender shall not be entitled to receive any greater payment under this Section 2.12 than such Lender would have been entitled to receive had it not changed its Applicable Lending Office.

          SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.09 or 2.12 or on account of any Competitive Bid Advances owing to it) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          SECTION 2.14. Removal of Lender. In the event that any Lender demands payment of costs or additional amounts pursuant to Section 2.09 or
Section 2.12 or asserts pursuant to Section 2.10 that it is unlawful for such Lender to make Eurodollar Rate Advances, then (subject to such Lender's right to rescind such demand or assertion within ten days after the notice from the Borrower referred to below) the Borrower may, upon 20 days' prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Advances and Commitments in full to an assignee institution selected by the Borrower that meets the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, so long as such Lender receives payment in full of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including without limitation amounts owing pursuant to Section
2.09 or 2.12), and in such case such Lender agrees to make such assignment, and such assignee shall agree to accept such assignment and assume all obligations of such Lender hereunder, in accordance with Section 8.07.

          SECTION 2.15. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.09, Convert all or any portion of the Committed Advances of one Type comprising the same Borrowing into Committed Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, and any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be subject to the limitation set forth in Section 2.02(a)(ii) and in an amount not less than $10,000,000. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Committed Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Committed Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

          (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Committed Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

              (ii) Upon the occurrence and during the continuance of any Event of Default (or, in the case of any involuntary proceeding described in Section 6.01(e), a Default), (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

          SECTION 2.16. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the Obligation of such Defaulting Lender to make such Defaulted Advance. In the event that the Borrower shall so set off and otherwise apply the Obligation of the Borrower to make any such payment against the Obligation of such Defaulting Lender to make any such Defaulted Advance on any date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents a Committed Advance by such Defaulting Lender made on such date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Committed Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Committed Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Committed Advances comprising such Committed Borrowing shall be Eurodollar Advances on the date such Committed Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower reduces the amount of the Obligation of the Borrower to make any payment otherwise required to be made by it hereunder or under any other Loan Document as a result of the exercise by the Borrower of its right set forth in this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.16.

          (b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lenders and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lenders, in the following order of priority:

               (i) first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent; and

              (ii) second, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this
Section 2.16.

          (c) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with CSFB, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be CSFB's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Committed Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such Committed Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Committed Advances and amounts required to be made or paid at such time, in the following order of priority:

               (i) first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

              (ii) second, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

             (iii) third, to the Borrower for any Committed Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that such Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Defaulting Lender shall be distributed by the Administrative Agent to such Defaulting Lender and applied by such Defaulting Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

          (d) The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.


                                 ARTICLE III

                            CONDITIONS OF LENDING

          SECTION 3.01. Conditions Precedent to Amendment Effective Date and Issuance of L/Cs. The effectiveness of the amendment and restatement of the Existing Credit Agreement as provided for hereby, the obligation of each Lender to extend or continue credit hereunder on the Amendment Effective Date and the obligation of the L/C Issuers to issue L/C(s) on any date is subject to the following conditions precedent:

          (a) On the Amendment Effective Date, the Administrative Agent shall have received (in a quantity sufficient for all Lenders) evidence of the Borrower's receipt of gross cash proceeds from the sale of the Borrower Preferred Stock in an aggregate amount equal to at least $250,000,000 and the application thereof as follows:

               (i)  the first $250,000,000 of Net Cash Proceeds thereof to
          (A) pay fees and expenses not in excess of $7,500,000 associated with the transactions contemplated by the Loan Documents and (B) prepay Revolving Credit Advances; and

              (ii) any Net Cash Proceeds in excess of $250,000,000, first, to pay the Roche Debt; second, the excess, if any, to prepay up to $50,000,000 of Term Advances to be applied to installments of the Term Advances pro rata; and third, the excess, if any, to prepay Revolving Credit Advances.

          (b) The Borrower shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders (including the reasonable fees and expenses of special counsel to the Administrative Agent) payable pursuant to Section 8.04 of this Agreement and for which it has received an invoice on or before the Amendment Effective Date.

          (c) If the Borrower shall have received gross cash proceeds from the sale of the Borrower Preferred Stock in an aggregate amount of more than $250,000,000 and less than $440,000,000, the Administrative Agent shall have received evidence that the maturity of the Roche Note has been extended to a date not earlier than April 30, 2004.

          (d) The Administrative Agent shall have received on or before the date of the Amendment Effective Date the following, each dated as of the Amendment Effective Date (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender and the Administrative Agent:

               (i) certified copies of the resolutions of the board of directors of each Loan Party approving each Loan Document to which it is or is to be a party, as appropriate, and, if requested by the Administrative Agent, of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is or is to be a party, as appropriate;

              (ii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Person authorized to sign each Loan Document to which such Person is or is to be party and the other documents to be delivered hereunder and thereunder;

             (iii) a copy of the certificate of incorporation (or equivalent charter document) of each Loan Party and each amendment thereto, certified (as of a date reasonably near the Amendment Effective Date) by the secretary of state of the jurisdiction of its incorporation as being a true and correct copy thereof; provided, however, if a certificate of incorporation (or equivalent charter document) of such Loan Party was delivered to the Administrative Agent on the Closing Date, no amendments to such certificate have been made since the Closing Date and such Loan Party delivers a certificate signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated as of the Amendment Effective Date certifying as to the absence of any amendments to such certificate of incorporation (or equivalent charter document) since the Closing Date, delivery of a certificate of incorporation (or equivalent charter document) for such Loan Party shall not be required;

              (iv) a copy of a certificate of the secretary of state of the relevant jurisdiction of incorporation, dated reasonably near the Amendment Effective Date, listing the certificate of incorporation (or equivalent charter document) of each Loan Party, as the case may be, and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to the charter documents of such Person on file in his office, (B) such Person has paid all franchise taxes to the date of such certificate and (C) such Person is duly incorporated and in good standing under the laws of the jurisdiction of its incorporation;

               (v) (A) a certificate of each Loan Party signed on behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary, dated as of the Amendment Effective Date (the statements made in such certificate shall be true on and as of the Amendment Effective Date), certifying as to (1) the absence of any amendments to the certificate of incorporation (or equivalent charter document) of such Person since the date of the secretary of state's certificate referred to in subclause (v) above, (2) a true and correct copy of the by-laws of such Person as in effect on the Amendment Effective Date and (3) the absence of any proceeding for the dissolution or liquidation of such Person and (B) a certificate of each Loan Party signed on behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary, dated as of the Amendment Effective Date (the statements made in such certificate shall be true on and as of the Amendment Effective Date), certifying as to the truth in all material respects of the representations and warranties made by such Person in each Loan Document as appropriate, as though made on and as of the Amendment Effective Date;

              (vi) a certificate of the Borrower certifying as to the absence of any event occurring and continuing, or resulting from the transactions contemplated hereby, that constitutes a Default;

             (vii) a confirmation of guaranty in substantially the form of Exhibit H (as amended from time to time in accordance with its terms, the "Guaranty Confirmation"), duly executed by the Subsidiary Guarantors and a supplemental guaranty in substantially the form of Exhibit A to the guaranty attached hereto as Exhibit D (as amended from time to time in accordance with its terms, the "Subsidiary Guaranty") duly executed by any Material Subsidiary, if any, that is not a Subsidiary Guarantor;

            (viii) such financial and business information regarding each Loan Party and their respective Subsidiaries as the Lenders shall have reasonably requested, and all documents the Administrative Agent may reasonably request relating to the existence of the Loan Parties, the corporate authority for and the validity of the Loan Documents and any other matters relevant thereto, all in form and substance satisfactory to the Administrative Agent;

              (ix) a letter, in form and substance satisfactory to the Administrative Agent, from the Borrower to KPMG Peat Marwick, its independent certified public accountants, advising such accountants that the Administrative Agent and the Lenders have been authorized to exercise all rights of the Borrower to require such accountants to disclose any and all financial statements and any other information of any kind that they may have with respect to the Borrower and its Subsidiaries and directing such accountants to comply with any reasonable request of the Administrative Agent or any Lender for such information;

               (x) a letter, in form and substance satisfactory to the Administrative Agent, from KPMG Peat Marwick, the Borrower's independent certified public accountants, to the Administrative Agent, acknowledging that the Lenders have relied and will rely upon the financial statements of the Borrower examined by such accountants in determining whether to enter into, and to take action or refrain from taking action under, the Loan Documents; and

              (xi) a favorable opinion of Bradford T. Smith, Executive Vice President and General Counsel of the Borrower, and of Davis Polk & Wardwell, special New York counsel for the Borrower, substantially in the forms of Exhibits E-1 and E-2 hereto, respectively, and as to such other matters as the Administrative Agent may reasonably request.

          (e) The representations and warranties contained in Section 4.01 shall be true and correct in all material respects on and as of the Amendment Effective Date.

          SECTION 3.02. Conditions Precedent to Each Borrowing and Each L/C Issuance. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) resulting in an increase in the aggregate amount of outstanding Advances and the obligation of each L/C Issuer to issue a L/C shall be subject to the further conditions precedent that on the date of such Borrowing or the date of issuance of such L/C, as applicable, the following statements shall be true (and the giving of the applicable Notice of Borrowing or the applicable L/C Issuance Request, as applicable, and the acceptance by the Borrower of the proceeds of such Borrowing, or upon the issuance of such L/C, as applicable, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the date of issuance of such L/C, as applicable, such statements are true):

          (i) The representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of such Borrowing or issuance of such L/C, as applicable, before and after giving effect to such Borrowing or issuance of such L/C, as applicable, and to the application of the proceeds therefrom, as though made on and as of such date; and

         (ii) No event has occurred and is continuing, or would result from such Borrowing, the issuance of such L/C or from the application of the proceeds therefrom, which constitutes a Default.

          SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance to make such Competitive Bid Advance as part of a Competitive Bid Borrowing is subject to the further conditions precedent that (a) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto and (b) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Administrative Agent shall have received for recordation in the Competitive Bid Register information as to each of the one or more Competitive Bid Advances to be made by the Lenders as part of such Competitive Bid Borrowing, the principal amount of each such Competitive Bid Advance and such other terms agreed to for each such Competitive Bid Advance in accordance with Section 2.02.

          SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Amendment Effective Date specifying its objection thereto.


                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

          (a) Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable.

          (b) Set forth on Schedule II hereto is a complete and accurate list of all Material Subsidiaries of the Borrower, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          (c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, as appropriate, and the consummation of the transactions contemplated hereby, are within such Person's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Person's charter or by-laws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower, any of its Subsidiaries or any of its properties, the effect of which conflict, breach or default is reasonably likely to have a Material Adverse Effect or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries. None of the Borrower nor any of its Subsidiaries, is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

          (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or is to be a party or for the consummation of the other transactions contemplated hereby or
     (ii) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

          (e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party which is a party thereto. This Agreement is, and each other Loan Document when delivered will be, the legal, valid and binding obligations of each Loan Party which is a party thereto, enforceable against such Person, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by general principles of equity.

          (f) Each of the audited Consolidated balance sheet of the Borrower as at December 31, 1996 and the related audited Consolidated statements of earnings, cash flows and stockholders' equity of the Borrower for the fiscal year then ended, copies of all of which have been furnished to each Lender, fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP. Since December 31, 1996, there has been no Material Adverse Change relating to the Borrower.

          (g) There is no pending or threatened action, proceeding, governmental investigation or arbitration affecting any Loan Party or any of their Subsidiaries before any court, governmental agency or arbitrator, which is reasonably likely to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

          (h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Advance will be used (i) to purchase or carry any Margin Stock, except in connection with Permitted Acquisitions and the repurchase by the Borrower of its capital stock, or (ii) to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (i) Except as set forth on Schedule III hereto, the Borrower and each ERISA Affiliate of the Borrower are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan. The amount of all Unfunded Pension Liabilities under all current Plans does not exceed $25,000,000. Neither the Borrower nor any of its ERISA Affiliates has incurred any Withdrawal Liability to any Multiemployer Plan within the past five years, and it is not reasonably expected that contributions shall be made or required or that such liability shall be incurred in any case in amounts or under circumstances that would be reasonably likely to result in a material liability to the Borrower or any ERISA Affiliate of the Borrower. The consolidated financial statements of the Borrower and its Subsidiaries fully reflect any material liability with respect to "expected postretirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

     Neither the Borrower nor any of its ERISA Affiliates would reasonably be expected to incur a material liability relating to the funding status of any RBLI Plan. No ERISA Affiliate of RBLI has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any RBLI Plan or Multiemployer Plan that would reasonably be expected to become a material liability of the Borrower or any of its ERISA Affiliates.

          (j) Except as set forth on Schedule III hereto, neither the Borrower nor any of its Subsidiaries currently maintains or contributes to any Welfare Plan which provides post-retirement medical or life insurance benefits other than pursuant to Section 4980B of the Code or
     Section 601 through 608 of ERISA.

          (k) The operations and properties of the Borrower and each of its Subsidiaries comply with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and its Subsidiaries and the Borrower and each of its Subsidiaries are in compliance with all such Environmental Permits, except, as to all of the above, where the failure to do so would not be reasonably likely to have a Material Adverse Effect; and no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their respective properties or
     (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would, in the case of either (i) or (ii) above, be reasonably likely to have a Material Adverse Effect.

          (l) The Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

          (m) None of the Borrower or any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (n) Each of the Borrower and each Subsidiary Guarantor is, individually and together with its Subsidiaries, Solvent.

          (o) Neither (i) any information provided by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender nor (ii) the Rights Offering Registration Statement, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading except that, as to any financial model provided to the Lenders, such model was prepared in good faith by the Borrower's management based on assumptions believed to be reasonable when made and because assumptions as to future results are inherently subject to uncertainty and contingencies beyond the Borrower's control, actual results of the Borrower may be higher or lower.

          (p) Part A of Schedule IV hereto sets forth the name, amount and percent of class of each security of the Borrower beneficially owned on the date hereof by Roche Holdings and its Affiliates and Part B of
     Schedule IV hereto sets forth the name, amount and percent of class of each security of the Borrower to be owned by Roche Holdings and its Affiliates as of the Amendment Effective Date.

          (q) Set forth in Schedule V hereto is a complete and accurate list of all Debt of the Borrower and its Subsidiaries (other than Debt under this Agreement) with a principal or face amount in excess of $5,000,000 (the "Surviving Debt"), showing as of the date hereof the principal amount outstanding thereunder, the obligor and obligee thereof, the interest rate applicable thereto, the maturity dates thereof and a description of the security interests (if any) granted in respect thereof.

                                  ARTICLE V

                          COVENANTS OF THE BORROWER

          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, or any Lender shall have any Commitment hereunder, the Borrower will:

          (a) Compliance with Laws, Etc Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), the failure to comply with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          (b) Compliance with Environmental Laws. Comply and cause each of its Subsidiaries and all lessees and all other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

          (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

          (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except for any merger or consolidation permitted under Section 5.02(c); provided that, neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

          (e) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to the extent reasonably requested, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

          (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary to the extent necessary to permit the preparation of the financial statements required to be delivered hereunder.

          (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that in its judgment are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (h) Interest Rate Hedging. Maintain until April 28, 1998, the interest rate Hedge Agreements in effect immediately prior to the Amendment Effective Date.

          (i) Leverage Ratio. Maintain at the end of each four fiscal quarter period specified below a Leverage Ratio of not more than the ratio set forth below:

               Four Fiscal
            Quarters Ending in      Ratio
            ------------------      -----

          March 1997               6.50:1.0
          June 1997                5.00:1.0
          September 1997           4.75:1.0
          December 1997            4.75:1.0
          March 1998               4.75:1.0
          June 1998                4.50:1.0
          September 1998           4.25:1.0
          December 1998            4.00:1.0
          March 1999               4.00:1.0
          June 1999                3.75:1.0
          September 1999           3.50:1.0
          December 1999            3.00:1.0
          March 2000               3.00:1.0
          June 2000                2.75:1.0
          September 2000           2.75:1.0
          December 2000            2.50:1.0
          March 2001               2.50:1.0
          June 2001                2.25:1.0
          September 2001           2.25:1.0
          December 2001            2.00:1.0
          March 2002               2.00:1.0
          June 2002                1.75:1.0
          September 2002           1.75:1.0

     and 1.50:1.0 for each four fiscal quarter period thereafter.

          (j) Interest Coverage Ratio. Maintain at the end of each four fiscal quarter period specified below an Interest Coverage Ratio of not less than the ratio set forth below:

                Four Fiscal
             Quarters Ending in     Ratio
             ------------------     -----

          March 1997               2.25:1.0
          June 1997                2.25:1.0
          September 1997           2.50:1.0
          December 1997            2.50:1.0
          March 1998               2.50:1.0
          June 1998                2.75:1.0
          September 1998           2.75:1.0
          December 1998            3.00:1.0
          March 1999               3.00:1.0
          June 1999                3.25:1.0
          September 1999           3.25:1.0
          December 1999            3.50:1.0
          March 2000               3.50:1.0
          June 2000                4.00:1.0
          September 2000           4.00:1.0
          December 2000            4.50:1.0
          March 2001               4.50:1.0
          June 2001                4.75:1.0
          September 2001           4.75:1.0

     and 5.00:1.0 for each four fiscal quarter period thereafter.


          (k) Minimum Stockholders' Equity. Maintain Stockholders' Equity of not less than (i) on March 31, 1997, $190,000,000 and (ii) on the last day of each subsequent fiscal quarter, commencing with the fiscal quarter ending June 30, 1997, a dollar amount equal to (A) if positive, 75% of Net Income for such fiscal quarter plus (B) the minimum amount of Stockholders' Equity required on the last day of the immediately preceding fiscal quarter; provided, however, that, the net amount (after provision for taxes) of non-cash write-offs or write-downs of goodwill during such period in connection with the contribution by the Borrower or any Subsidiary of assets to a joint venture permitted under
     Section 5.02(d) shall not be deducted from equity for the purposes of calculating Stockholder's Equity on such day for purposes of this
     Section 5.01(k).

          (l) Reporting Requirements. Furnish to the Lenders through the Administrative Agent (in a quantity sufficient for all Lenders and the Administrative Agent):

               (i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated balance sheets of the Borrower as of the end of such quarter, Consolidated statements of earnings and stockholders' equity of the Borrower for such quarter and Consolidated statements of earnings, cash flows and stockholders' equity of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified (subject to normal year-end audit adjustment and the absence of footnotes) on behalf of the Borrower by the chief financial officer of the Borrower;

              (ii) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the annual report on Form 10-K for such year for the Borrower and its Subsidiaries, containing financial statements for such year certified in a manner reasonably acceptable to the Required Lenders by KPMG Peat Marwick or other independent public accountants reasonably acceptable to the Required Lenders;

             (iii) together with each delivery of financial statements pursuant to clauses (i) and (ii) above, (A) a certificate executed on behalf of the Borrower by the chief financial officer of the Borrower (1) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, (2) setting forth the aggregate amount of all Net Cash Proceeds of all Dispositions in excess of $1,000,000 received during (x) the period covered by such financial statements and (y) the period commencing on the Closing Date and ending on the last day of the period covered by such financial statements and (3) setting forth, to the best knowledge of the Borrower, the Investor Group Interest and (B) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining (1) compliance with the covenants contained in Sections 5.01(i), (j) and (k) and (2) the Leverage Ratio as of the end of the applicable fiscal quarter or fiscal year;

              (iv) as soon as possible and in any event within five days after knowledge by an executive officer of the Borrower of the occurrence of each Default continuing on the date of such statement, a statement executed on behalf of the Borrower by the chief financial officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

               (v) as soon as available and in any event no later than 50 days after the end of each fiscal year of the Borrower, financial models prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements (including a narrative description of all assumptions made) on an annual basis for each fiscal year thereafter until the Termination Date (and, in the case of the financial models delivered in February 1998, February 1999 and February 2000, on a quarterly basis for the fiscal year following such fiscal year then ending);

              (vi) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its public security holders, and copies of all Forms 10-K, 10-Q and 8-K, Schedules l3E4 (including in the case of such Schedules all exhibits filed therewith) and registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

             (vii) promptly and in any event within (A) ten days after the filing or receipt thereof, copies of all reports and notices with respect to each Plan of the Borrower or any of its ERISA Affiliates which the Borrower or any of its ERISA Affiliates files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or which the Borrower or any of its ERISA Affiliates receives from the PBGC, other than a notice described in clause (D) of this Section 5.01(l)(vii), (B) ten days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any ERISA Event with respect to the Borrower or any of its ERISA Affiliates has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate proposes to take with respect thereto, (C) ten days after receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates, a copy of each notice received by any such Person concerning the imposition of Withdrawal Liability upon such Person, the reorganization or termination of such Multiemployer Plan, or the amount of the liability incurred, or that may be incurred, by the Borrower or any of its ERISA Affiliates in connection with any such event and (D) five Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of the Borrower or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan;

            (viii) as promptly as practicable after any change in GAAP from the date of the financial statements referred to in Section 4.01(f), notice to the Administrative Agent describing the Borrower's adoption of such change in reasonable detail and, if requested by the Administrative Agent (A) as promptly as practicable following the Administrative Agent's receipt of such notice and (B) upon delivery of any financial statement required to be furnished under clauses (i) or (ii) of this Section 5.01(l), a statement of reconciliation conforming any information contained in such financial statement with GAAP as in effect on the date of the financial statements referred to in Section 4.01(f);

              (ix) promptly upon any executive officer of the Borrower obtaining knowledge thereof, written notice of (A) the institution or non-frivolous threat of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries (any such action, suit, proceeding, investigation or arbitration being a "Proceeding") or
          (B) any material development in any Proceeding that is already pending, in each case where such Proceeding or development has not previously been disclosed by the Borrower hereunder and would be reasonably likely to have a Material Adverse Effect;

               (x) as promptly as practicable after request by the Administrative Agent, such information regarding the HLR Stockholder Agreement as the Administrative Agent may reasonably request;

              (xi) promptly after the occurrence thereof, notice of any condition or occurrence on any property of the Borrower or any of its Subsidiaries that results in a material noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any such property that would be reasonably likely to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or Environmental Permit;

             (xii) (A) promptly upon any executive officer of the Borrower obtaining knowledge thereof, written notice of the effective date of any reduction of the Investor Group Interest to less than 25% and (B) as promptly as practicable, and in any event at least 15 days prior to the effectiveness of any amendment, supplement or other modification of the HLR Stockholder Agreement that would require the consent of the Required Lenders in accordance with
          Section 5.02(k), written notice thereof;

            (xiii) as promptly as practicable, notice of any Disposition the Net Cash Proceeds of which would, if not reinvested, be applied to prepay Term Advances and reduce the Revolving Credit Commitments in accordance with Section 2.05(b); and

             (xiv) such other information respecting the condition (financial or otherwise), operations, assets or business of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

          (m) Monthly Summary Financial Reports. During the period from the Closing Date through December 31, 1998, furnish to the Administrative Agent (in a quantity sufficient for all Lenders and the Administrative Agent) as soon as available, and in any event within 50 days after the end of each calendar month, a summary financial report as to the Borrower and its Subsidiaries, in the form of Exhibit F, for the period commencing at the end of the previous month and ending with the end of such month, signed on behalf of the Borrower by its chief financial officer.

          (n) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates (other than the Borrower or any of its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate.

          (o) Use of Proceeds. Use the proceeds of the Advances for general corporate purposes of the Borrower and its Subsidiaries.

          (p) Subsidiary Guaranty. Cause each Person that becomes a Material Subsidiary of the Borrower to become party to the Subsidiary Guaranty as promptly as practicable after becoming a Material Subsidiary.

          SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, or any Lender shall have any Commitment hereunder, the Borrower will not:

          (a) Liens, Etc Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien, upon or with respect to any of its properties (other than treasury stock and Margin Stock), whether now owned or hereafter acquired, or sign or file, or permit its Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign, or permit any of its Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than the following Liens with respect to the Borrower and its
     Subsidiaries: (i) Liens existing on the Amendment Effective Date securing Debt outstanding at the close of business on the Amendment Effective Date in an aggregate principal or face amount not exceeding $15,000,000 in the aggregate for the Borrower and its Subsidiaries;
     (ii) Liens existing on such property at the time of its acquisition (directly or indirectly) (other than any such Lien created in contemplation of such acquisition); (iii) Liens on such property securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property or improvements thereto, provided that such Liens attach to such property or improvements concurrently with or within 90 days after the acquisition thereof or completion of improvements thereon; (iv) Liens securing Debt incurred to refinance Debt referred to in clause (ii) or (iii) above, provided that such Liens are limited to the same property securing the Debt so refinanced, the principal amount of such Debt shall not be greater than the principal amount of the Debt so refinanced, and any direct or contingent obligor of the Debt secured thereby has not been changed; (v) mechanics', materialmen's, carriers' and similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (vi) deposits or Liens to secure the performance of letters of credit, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (vii) Liens securing Capitalized Leases permitted by this Agreement; (viii) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;
     (ix) judgment or other similar Liens, provided that there shall be no period of more than 30 consecutive days during which a stay of enforcement of the related judgment shall not be in effect; (x) Liens on cash and Cash Equivalents securing Obligations under Hedge Agreements, provided that the aggregate amount of cash and Cash Equivalents subject to such Liens may at no time exceed $20,000,000 in the aggregate for the Borrower and its Subsidiaries; and (xi) Liens not otherwise permitted by the foregoing clauses of this subsection (a) securing Debt otherwise permitted by this Agreement in an aggregate principal or face amount at any date not to exceed 5% of Consolidated Net Tangible Assets of the Borrower.

          (b) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations in any period set forth below to exceed the amount set forth below for such period:

            Year Ending in            Amount
            --------------            ------
            December 1997           $65,000,000
            December 1998           $70,000,000
            December 1999           $75,000,000
            December 2000           $80,000,000
            December 2001           $85,000,000
            December 2002           $90,000,000
            December 2003           $95,000,000
            December 2004          $100,000,000

          (c) Mergers, Etc. Merge or liquidate into or consolidate with any Person or permit any Person to merge or liquidate into it, or permit any of its Subsidiaries to do so, except that (i) solely if required to effect a Permitted Acquisition, the Borrower may merge with another corporation organized under the laws of a State of the United States, if the Borrower is the corporation surviving such merger, and
     (ii) any wholly-owned Subsidiary of the Borrower may merge or liquidate into or consolidate with the Borrower or any other Subsidiary of the Borrower provided that, in the case of any such consolidation, the Person formed by such consolidation shall be the Borrower or a wholly-owned Subsidiary of the Borrower and provided that if any Subsidiary Guarantor is a party to any such merger or consolidation, the Person surviving such merger or formed by such consolidation shall be a Subsidiary Guarantor; provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

          (d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) sales in the ordinary course of its business, (ii) dispositions of obsolete, worn out or surplus property disposed of in the ordinary course of business, (iii) sales, leases, transfers or other dispositions of assets by a wholly-owned Subsidiary of the Borrower with any other wholly-owned Subsidiary of the Borrower (provided that if such disposition is by a Subsidiary Guarantor, the recipient of such assets is also a Subsidiary Guarantor), (iv) sales, leases, transfers or other dispositions of assets by the Borrower to any wholly-owned Subsidiary Guarantor, or by any wholly-owned Subsidiary to the Borrower, (v) in a transaction authorized by subsection (c) of this Section, (vi) the disposition of Margin Stock for cash in an amount equal to the fair value of such Margin Stock on the date of such disposition, (vii) sales of assets for cash and for fair value in an aggregate amount not to exceed $1,000,000 in any year, (viii) sales, leases, transfers or other dispositions of assets by the Borrower or any Subsidiary not exceeding $70,000,000 in the aggregate fair market value by contributing such assets to a joint venture; provided, however, that contributions of assets to a joint venture in which the Borrower holds less than a 50% interest shall not exceed $35,000,000 in aggregate fair value in any year, or (ix) exchanges of assets for assets of equal fair market value which do not constitute Materially Different Businesses (in each case as determined by the board of directors of the Borrower), (x) the sale of any asset not exceeding an amount equal to five percent of the Borrower's Net Tangible Assets at the time of such sale and not otherwise permitted by this subsection (d) by the Borrower or any Subsidiary of the Borrower (other than a bulk sale of inventory and a sale of receivables other than delinquent accounts for collection purposes only) so long as (A) the purchase price paid to the Borrower or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (B) the purchase price for such asset shall be paid to the Borrower or such Subsidiary solely in cash payable at closing or instruments obligating the obligors with respect thereto to make cash payments within one year of closing, in the aggregate amount of all such instruments at any one time held by the Borrower and its Subsidiaries for all such sales not to exceed $10,000,000 and (C) the Borrower shall prepay the Advances to the extent required by, and in the order of priority set forth in, Section 2.05(b)(i) and (xi) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction which would be permitted under the provisions of the next preceding clause (x).

          (e) Dividends, Repurchases, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or warrants, rights or options to acquire such capital stock, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any capital stock or any warrants, rights or options to acquire such capital stock (other than to the Borrower), except that:

               (i) the Borrower may declare and deliver dividends and distributions payable only in Borrower Common Stock or warrants, rights or options to acquire Borrower Common Stock;

              (ii) after the second anniversary of the Amendment Effective Date if (A) the Borrower's Capital Ratio is equal to or less than 50% on the last day of the most recently ended fiscal quarter and
          (B) the Leverage Ratio for the most recently ended four fiscal quarter period is less than or equal to 2.5:1.0, the Borrower may, during any single fiscal year, declare and pay cash dividends to holders of Borrower Common Stock in an amount not to exceed ten percent of the Borrower's Net Income for the fiscal year immediately preceding the fiscal year in which such dividend is declared or paid;

             (iii) the Borrower may purchase options or warrants to purchase shares of Borrower Common Stock granted by the Borrower to employees of the Borrower or any of its Subsidiaries, for an aggregate purchase price, for all such purchases during any single fiscal year, of not more than $1,000,000;

              (iv) the Borrower may, during any single fiscal year, declare and pay cash dividends to holders of Borrower Series A Preferred Stock at a rate not to exceed 10% per annum and at any time after the third anniversary of the Amendment Effective Date, the Borrower may, during any such fiscal year, pay cash dividends to holders of Borrower Series B Preferred Stock at a rate not to exceed 10% per annum; and

               (v) the Borrower may declare and pay dividends to holders of Borrower Series B Preferred Stock payable in shares of Borrower Series B Preferred Stock.

     provided, however, that, at the time of any payment referred to above and after giving effect to such payment, no Default shall have occurred and be continuing.

          (f) Investments. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, other than Investments
     (i) by the Borrower in any of its respective wholly-owned Subsidiaries or by any wholly-owned Subsidiary of the Borrower in any other wholly-owned Subsidiary of the Borrower, (ii) that are Permitted Acquisitions,
     (iii) Investments by the Borrower and its Subsidiaries in Cash Equivalents and in Hedge Agreements in an aggregate notional amount not to exceed at any time outstanding an amount equal to 100% of the aggregate outstanding Advances at such time, (iv) Investments permitted by subsections 5.02(d)(viii), (ix) and (x) (B) and (v) other Investments in an aggregate amount invested at any one time outstanding not to exceed $25,000,000.

          (g) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business carried on at the date hereof by the Borrower and its Subsidiaries taken as a whole, except that, subject to the limitations set forth in Sections 5.02(f) and 5.02(h), the Borrower and its Subsidiaries may acquire (i) Control of any Person, or all or substantially all of the assets of any Person, substantially all the business of which consists of businesses that are not Materially Different Businesses, (ii) any other assets which the Borrower or such Subsidiary would not use in a Materially Different Business, or (iii) Control of any Person, substantially all the business of which consists of Materially Different Businesses, or other assets which constitute or would be used by the Borrower or such Subsidiary in a Materially Different Business, as long as (x) the consideration paid by the Borrower for any such acquisition pursuant to this clause (iii), together with the aggregate consideration paid for all previous acquisitions pursuant to this clause (iii) during the term of this Agreement, does not exceed 20% of Consolidated Net Tangible Assets of the Borrower as of the last day of the fiscal quarter next preceding the date of such acquisition and (y) after giving effect thereto, no Default shall have occurred and be continuing.

          (h) Acquisitions. Make or permit any of its Subsidiaries to make acquisitions outside the ordinary course of business of assets of or equity in any Person ("Acquisitions") except that the Borrower may make or permit any of its Subsidiaries to make the following Acquisitions:
     (i) Investments permitted by the terms of Sections 5.02(d)(viii) and 5.02(f) (other than clause (ii) thereof); (ii) Acquisitions permitted by the terms of Section 5.02(d)(ix); and (iii) other Acquisitions if the sum of the Purchase Price for such Acquisitions plus the aggregate Purchase Price for all other Acquisitions made in the immediately preceding 12 calendar months period, does not exceed (A) $25,000,000 plus (B) Available Excess Cash Flow; provided that if the Purchase Price for any such Acquisition is greater than $10,000,000 and less than $25,000,000, then the Borrower shall give the Administrative Agent and the Lenders at least five Business Days' notice thereof, and if the Purchase Price is $25,000,000 or more, the following conditions must be met: (A) at least ten Business Days prior to such proposed Acquisition, the Borrower shall have delivered to the Administrative Agent and the Lenders Consolidated modeled financial statements of the Borrower (including a balance sheet and statements of earnings, cash flows and stockholders' equity) as at the end of and for the most recent period of four fiscal quarters ending at least 45 days prior to the delivery of such financial statements, which financial statements shall (a) be certified (subject to normal year-end audit adjustments and the absence of footnotes) on behalf of the Borrower by the chief financial officer of the Borrower, (b) give effect to all Acquisitions (including such proposed Acquisition) made or proposed to be made since the end of such period and (c) show the Borrower would be in compliance with the Interest Coverage Ratio and Leverage Ratio for such period; provided further that, at the time of the making of any Acquisition and after giving effect to such Acquisition, no Default shall have occurred and be continuing.

          (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case as required or permitted by GAAP.

          (j) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

               (i)  Debt under the Loan Documents;

              (ii) in the case of (A) the Borrower, Debt in respect of Junior Obligations, the proceeds of which are applied to prepay the Obligations of the Borrower under the Loan Documents in accordance with Section 2.05(b)(ii) and (B) the Borrower and its Subsidiaries, Debt, not exceeding at any one time $20,000,000 in the aggregate, in respect of Obligations incurred pursuant to credit card services agreements providing for processing services in connection with credit card transactions by customers of the Borrower and its Subsidiaries;

             (iii)  the Surviving Debt outstanding as of the Closing Date;

              (iv) unsecured contingent obligations arising in connection with Permitted Acquisitions in an aggregate principal amount not to exceed $50,000,000 at any time outstanding in the aggregate for the Borrower and its Subsidiaries, provided that no such contingent obligation shall exceed an amount equal to 75% of the Purchase Price of the related Permitted Acquisition;

               (v) Debt owed by a Subsidiary to the Borrower or to a wholly-owned Subsidiary of the Borrower, or by the Borrower to a Subsidiary in connection with the Borrower's cash management program;

              (vi) Debt secured by Liens permitted by Section 5.02(a)(ii) and (iv) not to exceed $20,000,000 in the aggregate for the Borrower and its Subsidiaries;

             (vii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

            (viii)  unsecured trade payables of the kind included in clause
          (b) of the definition of Debt;

              (ix)  Subordinated Debt incurred on or before March 31, 1999;

               (x) if the Borrower shall have received gross cash proceeds from the sale of the Borrower Preferred Stock in an aggregate amount of more than $250,000,000 and less than $440,000,000, the Roche Debt;

              (xi)  Obligations to redeem the Preferred Stock; and

             (xii) Debt not otherwise permitted pursuant to this Section 5.02(j), in an aggregate principal amount not to exceed
          $32,000,000 at any time outstanding in the aggregate for the Borrower and its Subsidiaries.

          (k) HLR Stockholder Agreement Amendments. Amend, supplement or otherwise modify, or consent to the amendment, supplement or other modification of, Sections 2.1 through 2.10, Article 3 or Section 8.2, 9.2(a), 9.4, 9.5 or 9.10 of the HLR Stockholder Agreement, or any definition related to the foregoing set forth in Article 1 of the HLR Stockholder Agreement, if such amendment, supplement or other modification would materially adversely affect the rights of Roche Holdings thereunder, taken as a whole, unless the Required Lenders have consented to such amendment, supplement or other modification, which consent shall not be unreasonably withheld; provided that if the Borrower has provided the Administrative Agent and the Lenders with copies of a proposed amendment, supplement or other modification (together with written notice referencing this Section 5.02(k) and the 15-day consent period required immediately below) and has not been notified by the Administrative Agent within 15 days of receipt by the Lenders thereof that the Required Lenders have disapproved such amendment, supplement or other modification in writing, the Lenders shall be deemed to have consented thereto.

          (l) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, other than (i) the prepayment of the Advances in accordance with the terms of this Agreement and (ii) regularly scheduled or required repayments or redemptions of Debt permitted pursuant to subsection (j) of this Section, or amend, modify or change in any manner any term or condition of any such Debt, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrower.

          (m) No Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets or, in the case of a Subsidiary, any agreement limiting or preventing any payments by such Subsidiary to the Borrower, other than (i) in favor of the Administrative Agent and the Lenders or (ii) in connection with (A) with respect to the Borrower any Surviving Debt or (B) any Debt permitted by Section 5.02(j) secured by a Lien on specific property so long as such prohibition or conditions relates solely to the specific property securing such Debt.

          (n) Capital Expenditures. Not make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and its Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

           Year Ending in          Amount
           --------------          ------
           December 1997        $70,000,000
           December 1998        $70,000,000
           December 1999        $72,500,000
           December 2000        $77,500,000
           December 2001        $82,500,000
           December 2002        $87,500,000
           December 2003        $90,000,000
           December 2004        $22,500,000;

     provided, however, that if in any period specified above the amount of Capital Expenditures set forth above for such period exceeds the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries in such period, the Borrower and its Subsidiaries shall be entitled to make additional Capital Expenditures in the next period specified above in an amount of up to (i) the lesser of (a) the amount of such excess and (b) $20,000,000 plus (ii) Available Excess Cash Flow.


                                 ARTICLE VI

                              EVENTS OF DEFAULT

          SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) The Borrower shall fail to (i) pay any principal of any Advance when the same becomes due and payable, (ii) reimburse any L/C Issuer for any payment made by such L/C Issuer under or in respect of any L/C Obligations when the same becomes due and payable by the Borrower or (iii) pay any interest on any Advance, or any fees payable to the Administrative Agent, any Lender or any L/C Issuer hereunder within five Business Days after the same becomes due and payable; or any Loan Party shall fail to make any other payment hereunder within five Business Days after the same becomes due and payable; or

          (b) Any representation or warranty made by any Loan Party under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

          (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in 5.01(i) [Leverage Ratio], 5.01(j) [Interest Coverage Ratio], 5.01(k) [Minimum Stockholders' Equity], 5.01(l) [Reporting Requirements], 5.01(m) [Monthly Summary Financial Reports] or 5.02, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

          (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $25,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof and not at the option of the Borrower or such Subsidiary; or

          (e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e); or

          (f)  Any judgment or order for the payment of money in excess of
     (x) $25,000,000 in any individual case, or (y) $50,000,000 in the aggregate at any one time, shall be rendered against the Borrower or any of its Subsidiaries and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order shall have been vacated, satisfied or dismissed or bonded pending appeal; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the entire amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of the amount of such judgment or order; or

          (g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order shall have been vacated, satisfied, discharged or bonded pending appeal; or

          (h)  A Change of Control shall occur or the Borrower shall fail
     (i) to own, directly or indirectly (A) through one or more Subsidiary Guarantors, 100% of the capital stock (by vote and value) of NHL or (B) subject to transactions permitted pursuant to Section 5.02(c), 100% of the capital stock (by vote and value) of each other Material Subsidiary of the Borrower existing on the date hereof or (ii) subject to transactions permitted pursuant to Section 5.02(c), to maintain Control of each other Person that shall qualify as a Material Subsidiary of the Borrower from time to time; or

          (i) Any ERISA Event shall have occurred with respect to the Borrower or any of its ERISA Affiliates and such ERISA Event, together with any and all other ERISA Events that shall have occurred with respect to the Borrower or any of its ERISA Affiliates, is reasonably likely to result in a liability of the Borrower and its ERISA Affiliates with respect to any Plan of the Borrower or any of its ERISA Affiliates in excess of $25,000,000; or

          (j) The Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000 or requires payments exceeding $5,000,000 per annum; or

          (k) The Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000; or

          (l) Any material provision of any Loan Document shall be determined by any court, administrative agency or arbitrator to be invalid, not binding or unenforceable, or any Loan Party or any Affiliate thereof shall so assert in writing;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

          SECTION 6.02. Cash Collateral. (a) If any Event of Default described in Section 6.01(e) shall occur or the Notes shall have otherwise been accelerated or the obligation of each Lender to make Advances been terminated pursuant to Section 6.01, then without any request or the taking of any other action by the Administrative Agent or any of the Lenders, the Borrower shall be obligated forthwith to pay to the Administrative Agent an amount in immediately available funds equal to the aggregate L/C Outstandings (regardless of whether any conditions to any drawing can then be met), to be held by the Administrative Agent as cash collateral as provided below.

          (b) All amounts required to be deposited as cash collateral with the Administrative Agent pursuant to Section 6.02 shall be deposited in a cash collateral account (the "Cash Collateral Account") established by the Borrower with the Administrative Agent, to be held, applied or released for application as provided in this Section 6.02.

          (c) If any Event of Default occurs resulting from the issuance of an L/C which does not comply with the terms of Section 2.03A(a)(i) or (ii), the Borrower may cure such Event of Default by depositing in the Cash Collateral Account within two (2) Business Days after the Borrower has received written notice thereof an amount equal to the aggregate L/C Outstandings with respect to such L/C, such amount to be held, applied or released for application as provided in this Section 6.02.

          (d) If and when any portion of the L/C Obligations on which any deposit of cash collateral was based (the "Relevant Contingent Exposure") shall become fixed (a "Direct Exposure") as a result of the payment by a L/C Issuer of a draft presented under any relevant L/C, the amount of such Direct Exposure (but not more than the amount in the Cash Collateral Account at the time) shall be withdrawn by the Administrative Agent from the Cash Collateral Account and shall be paid to the relevant L/C Issuer to be applied against such Direct Exposure and the Relevant Contingent Exposure shall thereupon be reduced by such amount. If at any time the amount in the Cash Collateral Account exceeds the Relevant Contingent Exposure, such excess amount shall be retained in the Cash Collateral Account and, if and when requested by the Required Lenders, shall be withdrawn by the Administrative Agent and applied first to repay the Advances, L/C Obligations and other due and unpaid amounts required to be paid by the Borrower hereunder and second any remaining excess shall be paid to the Borrower; provided however, that (x) if at any time there is no Relevant Contingent Exposure, such excess amount shall be paid to the Borrower and
(y) so long as no Event of Default shall have occurred and be continuing, a portion of such excess amount up to the amount deposited and held pursuant to Section 6.02(c) shall be paid to the Borrower. If at any time the amount in the Cash Collateral Account is less than the Relevant Contingent Exposure, the Borrower shall promptly deposit in the Cash Collateral Account additional cash collateral in the amount of such shortfall.

          (e) Interest and other payments and distributions made on or with respect to the cash collateral held by the Administrative Agent shall be for the account of the Borrower and shall constitute cash collateral to be held by the Administrative Agent or returned to the Borrower in accordance with subsection (d) of this Section 6.02; provided that the Administrative Agent shall have no obligation to invest any cash collateral on behalf of the Borrower or any other Person (except that the Administrative Agent shall invest such cash collateral in Cash Equivalents pursuant to the Administrative Agent's customary practices if so directed by the Borrower). Beyond the exercise of reasonable care in the custody thereof, the Administrative Agent shall have no duty as to any cash collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the cash collateral in its possession if the cash collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the cash collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by the Administrative Agent in good faith. All reasonable expenses and liabilities incurred by the Administrative Agent in connection with taking, holding and disposing of any cash collateral (including customary custody and similar fees with respect to any cash collateral held directly by the Administrative Agent) shall be paid by the Borrower from time to time upon demand. The Administrative Agent shall be entitled to apply (and, at the request of the Required Lenders but subject to applicable law, shall apply) cash collateral or the proceeds thereof to payment of any such expenses, liabilities and fees.

                                 ARTICLE VII

                          THE ADMINISTRATIVE AGENT

          SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice and other report given to it by the Borrower pursuant to the terms of this Agreement.

          SECTION 7.02. Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees, shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents or any L/C, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents or any L/C; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents or any L/C on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with the Loan Documents, any L/C or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of the Loan Documents or any L/C by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 7.03. CSFB and Affiliates. With respect to its Commitments, the Advances made by it, the Notes issued to it or in its favor and any L/Cs issued by it, CSFB shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CSFB hereunder in its individual capacity. CSFB and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if CSFB were not the Administrative Agent and without any duty to account therefor to the Lenders.

          SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(f) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent and its affiliates (to the extent not reimbursed by or on behalf of the Borrower), ratably according to the respective principal amounts of the Advances then owing to each of them (or if no Advances are at the time outstanding or if any Advances are then owing to Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or any such affiliate in any way relating to or arising out of the Loan Documents, any L/C or any action taken or omitted by the Administrative Agent under the Loan Documents or any L/C, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's or any such affiliate's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of unpaid fees owing to the Administrative Agent, and any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent and any such affiliate, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document or any L/C, to the extent that the Administrative Agent is not paid such fees, or the Administrative Agent or any such affiliate is not reimbursed for such expenses, by the Borrower.

          SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, with the consent of the Borrower, a successor Administrative Agent which shall be a Lender, or if no Lender consents to act as Administrative Agent hereunder, a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000 (a "Qualified Bank"). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Qualified Bank that is acceptable to the Borrower (which shall not unreasonably withhold its approval). Upon the acceptance of any appointment as Administrative Agent thereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

                                ARTICLE VIII

                                MISCELLANEOUS

          SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Term Notes or the Revolving Credit Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders affected thereby (other than any Lender which is, at such time, a Defaulting Lender), do any of the following: (i) waive any of the conditions specified in Section 3.01 or, in the case of the Borrowing on or immediately after the Amendment Effective Date, Section 3.02, (ii) change the definition of the term "Required Lenders" or (iii) amend this Section 8.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has an Advance or Commitment affected by such amendment, waiver or consent,
(i) increase the Commitment of such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Term Notes or the Revolving Credit Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iii) release any Subsidiary Guarantor or any rights under the Subsidiary Guaranty (except, in the case of this clause (iii), by operation of law as a consequence of a transaction permitted by Section 5.02(c)) or (iv) postpone the Revolving Credit Termination Date, any L/C Expiration Date or the Termination Date or any date fixed for any payment of principal of or interest on the Term Notes or the Revolving Credit Notes held by such Lender or any fees or other amounts payable hereunder to such Lender; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

          SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 358 South Main Street, Burlington, North Carolina 27215,
Attention: each of Chief Financial Officer (fax no. (910) 222-1568) and General Counsel (fax no. (910) 226-3835); if to any Bank at its Domestic Lending Office on Schedule I hereto; if to any other Lender, at the address specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at 11 Madison Avenue, 21st floor, New York, New York 10010, Attention: Syndicated Finance/Agency (fax no. (212) 325-8304); or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall be effective (i) when received, if mailed or delivered or telecopied (if telecopied, only when non-machine confirmation of receipt is received), or (ii) when confirmed by telex answerback, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

          SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender, or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 8.04. Costs; Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and its affiliates in connection with the preparation, execution, delivery, administration, modification and amendment of, or waiver under, the Loan Documents, any L/C and the other documents to be delivered hereunder (including, without limitation, (A) all reasonable due diligence, transportation, computer, duplication, appraisal, audit and insurance expenses and fees and expenses of consultants engaged with the prior consent of the Borrower (which consent shall not be unreasonably withheld) and (B) the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the protection or preservation of rights or interests, under the Loan Documents or any L/C, with respect to negotiations with the Borrower or with other creditors of the Borrower arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in, monitoring or otherwise participating in any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally and any proceeding ancillary thereto). The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders in connection with the enforcement of the Loan Documents and the other documents to be delivered hereunder, whether in action, suit, litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and reasonable expenses of counsel for the Administrative Agent and each Lender with respect thereto) and expenses in connection with the enforcement of rights under this Section 8.04(a).

          (b) If any payment of principal of any Eurodollar Rate Advance or LIBO CB Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.05, 2.11 or 2.15, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if for any reason any Advance to be Converted to a Eurodollar Rate Advance on the date specified in the notice of conversion with respect thereto is not so Converted, the Borrower shall, within ten days after demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or failure to Convert, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance; provided that such Lender shall have delivered to the Borrower a written notice setting forth the amount and calculation of such loss or expense.

          (c) The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (or in connection with the preparation for a defense of) any investigation, litigation or proceeding arising out of, related to or in connection with the Loan Documents and the transactions contemplated thereby or any L/C, whether or not an Indemnified Party is a party thereto, whether or not the transactions contemplated hereby are consummated and whether or not any such claim, investigation, litigation or proceeding is brought by the Borrower or any other person, except (i) to the extent such claim, damage, loss, liability or expense (x) is found in a final, non-appealable judgment by a court of competent jurisdiction (a "Final Judgment") to have resulted from such Indemnified Party's gross negligence or willful misconduct or (y) arises from any legal proceedings commenced against any Lender by any other Lender (in its capacity as such and not as Administrative Agent), and (ii) in the case of any litigation brought by the Borrower (A) seeking a judgment against any Indemnified Party for any wrongful act or omission of such Indemnified Party and (B) in which a Final Judgment is rendered in the Borrower's favor against such Indemnified Party, the provisions of this paragraph will not be available to provide indemnification for any damage, loss, liability or expense incurred by such Indemnified Party in connection with such litigation.

          SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request, or the granting of the consent, of the Required Lenders specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower to such Lender now or hereafter existing under this Agreement and the Note or Notes held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application shall be made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

          SECTION 8.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns.

          SECTION 8.07. Assignments and Participations. (a) The Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender. Each Lender may and, if demanded by the Borrower pursuant to
Section 2.14, will assign to one or more banks or other entities all or a proportionate part of all of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, L/C Obligations, the Committed Advances owing to it and the Term Notes or the Revolving Credit Notes held by it, but excluding such Lender's Competitive Bid Advances); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facilities, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, or shall be an assignment to another Lender or an assignment of all of the assigning Lender's rights and obligations hereunder and under the Notes, (iii) each such assignment shall be to another Lender, an Affiliate of the assigning Lender or, subject (at all times prior to the occurrence and continuance of an Event of Default) to the consent of the Borrower (such consent not to be unreasonably withheld), to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.14 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.14 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and
(vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Term Notes or Revolving Credit Notes subject to such assignment and a processing and recordation fee of $3,500 from the assignee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (b) The Administrative Agent will maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Committed Advances owing under each Facility to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Term Notes or Revolving Credit Notes subject to such assignment if the assigning Lender is assigning all of its rights and obligations under this Agreement, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent a new Term Note or Revolving Credit Note to the order of such Eligible Assignee if it is not already a Lender. Such new Term Note or Revolving Credit Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or Exhibit A-2, as the case may be. No assignment shall be effective unless the Assignment and Acceptance has been registered in the Register as provided in this Section 8.07(c).

          (d) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, L/C Obligations, the Committed Advances and the Competitive Bid Advances owing to it, the Term Notes or Revolving Credit Notes held by it and its interests in the Competitive Bid Note); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Term Note or Revolving Credit Note, and a beneficiary of the Competitive Bid Note, for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce or postpone any date fixed for payment of principal of, or interest on, the Term Notes, Revolving Credit Notes or Competitive Bid Note or any fees or other amounts payable hereunder or extend any L/C Expiration Date in each case to the extent subject to such participation.

          (e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree pursuant to an agreement substantially in the form of Exhibit G to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

          (f) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Committed Advances and Competitive Bid Advances owing to it and the Term Notes or Revolving Credit Notes held by it, and its interests in the Competitive Bid Note) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          SECTION 8.08.  Governing Law; Submission to Jurisdiction.
(a) This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.

          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (c) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) The Borrower agrees that service of process may be made on the Borrower by personal service of a copy of the summons and complaint or other legal process in any such suit, action or proceeding, or by registered or certified mail (postage prepaid) to the address of the Borrower specified in Section 8.02, or by any other method of service provided for under the applicable laws in effect in the State of New York.

          SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 8.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, ANY L/C OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, THE BORROWER OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

          SECTION 8.11. Confidentiality. Each Lender acknowledges that it has been and will be furnished non-public information concerning the Borrower and its Subsidiaries in connection with the Loan Documents (all such non-public information, whether furnished before or after the date of this Agreement, collectively the "Transaction Information"). Each Lender agrees to keep confidential (and to cause its affiliates, officers, directors, employees, agents and representatives to keep confidential) all Transaction Information, except that each Lender shall be permitted to disclose details of the Transaction Information (a) to such of its affiliates, officers, directors, employees, agents and representatives (which agents and representatives shall not include any non-affiliated financial institutions) and legal or other advisors who need to know such information in connection with its role as a Lender (or as Administrative Agent) hereunder and who receive such information with the understanding that it is confidential; (b) to the extent required by applicable laws and regulations or by any subpoena or similar legal process (provided that, to the extent permitted by applicable law, such Lender will promptly notify the Borrower of such requirement as far in advance of its disclosure as is practicable to enable the Borrower to seek a protective order and, to the extent practicable, such Lender will cooperate with the Borrower in seeking any such order), or requested by any governmental agency or authority having jurisdiction over such Lender (provided that, to the extent permitted by applicable law, such Lender will first inform the Borrower of any such request) other than those from bank regulatory authorities or examiners; (c) to the extent the Borrower shall have consented to such disclosure in writing; and (d) to the extent that a public announcement or dissemination of such Transaction Information shall have been made other than as a result of a breach of this Section 8.11. Each Lender will use the Transaction Information only in connection with its role as a Lender (or as Administrative Agent) hereunder.

          SECTION 8.12. Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or any other Loan Document shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Notes or any other Loan Document or of such provision or obligation in any other jurisdiction.

          SECTION 8.13. AMENDMENT OF NOTES. ON AND AS OF THE AMENDMENT EFFECTIVE DATE, THE NOTES OF EACH LENDER ARE HEREBY AMENDED BY CHANGING THE RESPECTIVE MATURITY DATES SET FORTH BELOW, AND EACH LENDER IS HEREBY AUTHORIZED TO STRIKE OUT THE MATURITY DATE INDICATED ON EACH OF SUCH LENDER'S (I) TERM NOTES AND MARK THE DATE "MARCH 31, 2004" AS THE AMENDED MATURITY DATE IN LIEU THEREOF AND (II) COMPETITIVE BID NOTES AND REVOLVING CREDIT NOTES AND MARK THE DATE "MARCH 31, 2002" AS THE AMENDED MATURITY DATE IN LIEU THEREOF.

          SECTION 8.14. Termination of Waivers. All prior waivers of any provision of the Existing Credit Agreement shall terminate on and as of the Amendment Effective Date.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

        BORROWER:                     LABORATORY CORPORATION OF
        --------                           AMERICA HOLDINGS


                              By:/s/ WESLEY R. ELINGBURG
                                 ---------------------------------
                                 Name:  Wesley R. Elingburg
                                 Title: Executive Vice President
                                        Chief Financial Officer
                                        and Treasurer




       ADMINISTRATIVE
          AGENT:                CREDIT SUISSE FIRST BOSTON,
       --------------              as Administrative Agent


                              By:/s/ KARL STUDER
                                 -------------------------------
                                 Name:  Karl Studer
                                 Title: Director



                              By:/s/ HEATHER RIEKENBERG
                                 -------------------------------
                                 Name:  Heather Riekenberg
                                 Title: Vice President

                      CREDIT SUISSE FIRST BOSTON


                      By:/s/ KARL STUDER
                         -------------------------------
                         Name:  Karl Studer
                         Title: Director



                      By:/s/ MARTIN P. LASANCE
                         -------------------------------
                         Name:  Martin P. Lasance
                         Title: Associate

                      BANK OF AMERICA ILLINOIS


                      By:/s/ WENDY L. LORING
                         -------------------------------
                         Name:  Wendy L. Loring
                         Title: Vice President

                      BANQUE NATIONALE DE PARIS


                      By:/s/ RICHARD L. STED
                         -------------------------------
                         Name:  Richard L. Sted
                         Title: Senior Vice President



                      By:/s/ BONNIE G. EISENSTAT
                         -------------------------------
                         Name:  Bonnie G. Eisenstat
                         Title: Vice President
                                Corporate Banking Director

                      BAYERISCHE LANDESBANK GIROZENTRALE


                      By:/s/ PETER OBERMANN
                         -------------------------------
                         Name:  Peter Obermann
                         Title: Senior Vice President
                                Manager Lending Division



                      By:/s/ MARTHA ASMA
                         -------------------------------
                         Name:  Martha Asma
                         Title: Vice President

                      THE CHASE MANHATTAN BANK


                      By:/s/ SCOTT S. WARD
                         -------------------------------
                         Name:  Scott S. Ward
                         Title: Vice President

                      CREDIT LYONNAIS (NEW YORK BRANCH)


                      By:/s/ JOHN OBERLE
                         -------------------------------
                         Name:  John Oberle
                         Title: Vice President

                      DEUTSCHE BANK AG NEW YORK BRANCH
                        and/or CAYMAN ISLANDS BRANCH


                      By:/s/ WOLF A. KLUGE
                         -------------------------------
                         Name:  Wolf A. Kluge
                         Title: Vice President



                      By:/s/ SHERINE FANOUS
                         -------------------------------
                         Name:  Sherine Fanous
                         Title: Assistant Vice President

                      FIRST UNION NATIONAL BANK
                        OF NORTH CAROLINA


                      By:/s/  JOSEPH H. TOWELL
                         -------------------------------
                         Name:  Joseph H. Towell
                         Title: Senior Vice President

                      THE FUJI BANK, LTD. (NEW YORK BRANCH)


                      By:/s/ TOSHIAKI YAKURA
                         -------------------------------
                         Name:  Toshiaki Yakura
                         Title: Senior Vice President

                      NATIONSBANK, N.A.


                      By:/s/ MICHAEL A. CRABB, III
                         -------------------------------
                         Name:  Michael A. Crabb, III
                         Title: Vice President

                      SOCIETE GENERALE


                      By:/s/ GEORG L. PETERS
                         -------------------------------
                         Name:  Georg L. Peters
                         Title: Vice President

                      THE SUMITOMO BANK, LIMITED
                        (NEW YORK BRANCH)


                      By:/s/ JOHN C. KISSINGER
                         -------------------------------
                         Name:  John C. Kissinger
                         Title: Joint General Manager

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                      SWISS BANK CORPORATION


                      By:/s/ PAOLO SEIFERLE
                         -------------------------------
                         Name:  Paolo Seiferle
                         Title: Associate Director
                                Corporate Clients
                                Switzerland



                      By:/s/  DOROTHY L. MCKINLEY
                         -------------------------------
                         Name:  Dorothy L. McKinley
                         Title: Associate Director
                                Banking Finance
                                Support, N.A.


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                      WACHOVIA BANK OF GEORGIA, N.A.


                      By:/s/ LISA M. SHAWL
                         -------------------------------
                         Name:  Lisa M. Shawl
                         Title: Vice President


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                      WESTDEUTSCHE LANDESBANK


                      By:/s/ DONALD F. WOLF
                         -------------------------------
                         Name:  Donald F. Wolf
                         Title: Vice President



                      By:/s/ C. RUSHLAND
                         -------------------------------
                         Name:  C. Rushland
                         Title: Vice President

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                      COMMERZBANK AKTIENGESELLSCHAFT,
                        Atlanta Agency


                      By:/s/ A. BREMER
                         -------------------------------
                         Name:  A. Bremer
                         Title: Sen. Vice President


                      By: /s/ D. SUTTLES
                         -------------------------------
                         Name:  D. Suttles
                         Title: Vice President



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                      BANK BRUSSELS LAMBERT,
                        New York Branch


                      By:/s/ MARIA LAUDICINA BOYER
                         -------------------------------
                         Name:  Maria Laudicina Boyer
                         Title: Assistant Vice President



                      By: /s/ DOMINICK H.J. VANGAEVER
                         -------------------------------
                         Name:  Dominick H.J. Vangaever
                         Title: Senior Vice President Credit

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